Exhibit 10.11

STOCK PURCHASE AGREEMENT

BY AND AMONG

ICF CONSULTING GROUP, INC.

CALIBER ASSOCIATES, INC. EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST

CALIBER ASSOCIATES, INC.

GERALD CROAN AND

SHARON BISHOP

Effective September 12, 2005

TABLE OF CONTENTS

This Table of Contents is for convenience of reference only and is not intended to define, limit or describe the scope, intent or meaning of any provision of this Agreement.

ARTICLE I Definitions and Rules of Construction		1
1.1	Definitions.	1
1.2	Rules of Construction.	11

ARTICLE II Closing; Purchase Price; Adjustments; Escrow		12
2.1	Closing.	12
2.2	Purchase Price; Payment.	12
2.3	Estimated Closing Cash Purchase Price and Net Working Capital Adjustments.	18
2.4	Financial Issue Resolution Process.	20
2.5	Shareholder’s Representative.	21

ARTICLE III Representations and Warranties of the Shareholder, Caliber and Founders		22
3.1	Organization and Power.	22
3.2	Authorization and Enforceability.	23
3.3	No Violation.	23
3.4	Consents.	24
3.5	Financial Statements.	24
3.6	Relationships with Affiliates.	25
3.7	Indebtedness to/from Officers, Directors, Shareholder and Employees.	25
3.8	No Adverse Change.	26
3.9	Conduct of the Business.	26
3.10	Corporate and Capital Structure.	26
3.11	Title to Shares.	27
3.12	Charter, Bylaws and Corporate Records.	27
3.13	Assets – In General.	27
3.14	Real Property Interests.	28
3.15	Personal Property.	28
3.16	Intellectual Property Rights.	28
3.17	Scheduled Contracts and Proposals.	29
3.18	Government Contracting.	32
3.19	Clients.	38
3.20	Backlog.	39
3.21	Compliance with Laws.	39
3.22	Environmental Matters.	40
3.23	Licenses and Permits.	40
3.24	Absence of Certain Business Practices.	40
3.25	Litigation.	41
3.26	Personnel Matters.	41
3.27	Labor Matters.	43
3.28	ERISA.	44
3.29	Tax Matters.	46

i

3.30	Insurance.	49
3.31	Bank Accounts.	50
3.32	Powers of Attorney.	50
3.33	No Broker/Windsor Agreement.	50
3.34	No Unusual Transactions.	50
3.35	Full Disclosure.	52

ARTICLE IV Representations and Warranties of ICF		53
4.1	Organization and Power.	53
4.2	Corporate Authorization.	53
4.3	No Violation.	53
4.4	Consents.	53
4.5	Litigation.	53
4.6	Investment Intent.	54
4.7	Financial Ability.	54

ARTICLE V Covenants		54
5.1	Conduct of Caliber.	54
5.2	Access to Information Prior to the Closing; Confidentiality.	54
5.3	Best Efforts.	55
5.4	Consents.	55
5.5	Access to Books and Records Following the Closing.	55
5.6	Shareholder’s and Founders’ Post-Closing Confidentiality Obligation.	56
5.7	Expenses.	56
5.8	Non-Competition and Non-Solicitation of Founders.	57
5.9	No Solicitation of Competitive Transactions.	58
5.10	Personnel.	59
5.11	Certain Tax Matters.	59
5.12	Public Announcements.	62
5.13	Communications with Customers and Suppliers.	62
5.14	[Intentionally Omitted].	62
5.15	Assumption of Caliber ESOP.	62
5.16	Post-Closing Covenants Relating to Caliber ESOP.	62
5.17	Life Insurance.	63
5.18	Termination of Qualified Pension Plans.	63
5.19	Termination and Amendment of Nonqualified Plan.	63
5.20	Filing of Annual Reports.	63
5.21	Post-Closing Operation of Caliber.	63
5.22	Bonuses.	64
5.23	Financing and Bank Commitment Letter.	64
5.24	Director and Officer Liability and Indemnification.	65

ARTICLE VI Deliveries by All Parties at Closing		65
6.1	Conditions to All Parties Obligations.	65
6.2	Conditions to the Shareholder Obligations.	65
6.3	Conditions to ICF’s Obligations.	66

ARTICLE VII Deliveries by Shareholder, Caliber, and/or the Founders at Closing		68
7.1	Shareholder’s and Caliber’s Closing Certificate.	68
7.2	Estimated Closing Balance Sheet.	68
7.3	Key Employee Agreements.	68
7.4	Non-Key Billable Employees.	68
7.5	Croan / Bishop Employment Agreements.	69
7.6	Resignations of Directors and Officers.	69
7.7	Termination of Credit Facility/Facilities.	69
7.8	Release of Liens.	69
7.9	Windsor Receipt.	69
7.10	ESOP Sponsor Subsidiary; Assumption of Obligations.	69
7.11	Form 5310 Letter.	69
7.12	Executive Deferred Compensation Releases.	69
7.13	Employment Agreement Releases.	69
7.14	Fairness Opinion.	70
7.15	Transaction Costs Releases.	70
7.17	Further Instruments.	70

ARTICLE VIII Deliveries by ICF at Closing		70
8.1	Officer’s Certificate.	70
8.2	Closing Cash Consideration and Escrow Deposits.	70
8.3	Founders Employment Agreements.	71
8.4	Further Instruments.	71

ARTICLE IX Survival and Indemnification		71
9.1	Survival of Representations and Warranties.	71
9.2	Indemnification.	72
9.3	Escrow Account; Withholding of Earn Out and Re-Award Escrows.	76
9.4	Effect of Investigation.	77

ARTICLE X Termination		77
10.1	Termination.	77
10.2	Procedure and Effect of Termination.	78

ARTICLE XI Miscellaneous		78
11.1	Further Assurances.	78
11.2	Notices.	78
11.3	Governing Law.	80
11.4	Entire Agreement.	80
11.5	Severability.	81
11.6	Amendment.	81
11.7	Effect of Waiver or Consent.	81
11.8	Rights and Remedies Cumulative.	81
11.9	Parties in Interest; Limitation on Rights of Others.	81
11.10	Assignability.	82
11.11	Dispute Resolution and Arbitration.	82
11.12	Jurisdiction; Court Proceedings; Waiver of Jury Trial.	83

11.13	No Other Duties.	84
11.14	Reliance on Counsel and Other Advisors.	84
11.15	Counterparts.	84
11.16	Action Taken as Trustee.	84

SCHEDULES

Section	Title
3.1(b)	Jurisdictions where Caliber and each Acquired Subsidiary is qualified or licensed to do business; good standing

3.1(c)	Acquired Subsidiaries

3.4	Consents

3.5(c)	Undisclosed Liabilities

3.5(e)	Letters of Credit and Guarantees

3.5(f)	Contingent or Deferred Acquisition Expenses or Payments

3.6	Interest of Affiliates and Shareholder in Property or Contracts of Caliber

3.7	Indebtedness to/from Officers, Directors, Shareholders and Employees

3.9(a)	Cooperative Business Arrangements

3.9(b)	Letters of Intent, Non-Competition and Non-Disclosure Arrangements

3.10(a)	Capitalization of Caliber and Each Acquired Subsidiary

3.10(b)	Interests in Other Persons

3.13	Assets-In General

3.14	Real Property Interests

3.15	Personal Property, owned or leased

3.16(a)	Commercial Software and Intellectual Property Rights

3.16(b)	Intellectual Property Rights used by, but not owned by Caliber

3.16(c)	Rights of other Persons to Intellectual Property Rights or Intellectual Property

3.16(f)	Government Data and Software Rights

3.17(a)	List of Scheduled Contracts

3.17(b)	Status of Scheduled Contracts

3.17(c)	List and Status of Bids, Proposals or Quotations

3.18(b)	List of Caliber Government Contracts and Caliber Government Subcontracts

v

3.18(c)	List of Caliber Bids

3.18(d)	List of Teaming Agreements

3.18(e)	List of Caliber Subcontracts

3.18(f)	List of Marketing Agreements

3.18(g)	Status of Government Contracts, Subcontracts and Bids

3.18(i)	Audits

3.18(j)	Financing Arrangements

3.18(k)	Protests

3.18(l)	Claims

3.18(m)	Multiple Award Schedules

3.18(n)	Government Furnished Property

3.18(o)	Former Government Officials

3.18(p)	Ethics Policy

3.18(q)	Timekeeping Policy

3.20	Backlog

3.23(a)	Permits

3.25(a)	Litigation Pending or Threatened

3.25(b)	Claims

3.25(c)	Indemnification Obligations

3.26(a)	List and Positions of Personnel

3.26(b)	Accrued Bonuses

3.26(c)	Executive Deferred Compensation

3.26(e)	Personnel Policies and Manuals

3.26(f)	Personnel Agreements

3.16(i)	Leased Employees/Independent Contractors

3.28(b)	List of Plans

3.28(g)	Filings Not Timely Made

3.28(k)	Accelerated Vesting or Payment

3.29	Tax Matters

3.30	Insurance Matters

3.31	Bank Accounts

3.34	Unusual Transactions

EXHIBITS

A	Financial Statements
B-1	Balance Sheet Escrow Agreement
B-2	General Indemnity Escrow Agreement
B-3	Earn Out Escrow Agreement
B-4	Re-Award Escrow Agreement
C	Non-Compete and Non-Solicitation Payments
D	Scheduled Transaction Costs
E	Key Employees
F	Croan / Bishop Employment Agreements
G	Standard Employee Documents
H	Employment Agreement to be Terminated
I	Shareholder/Caliber Closing Certificate
J	Promissory Notes
K	ICF Closing Certificate
L	Amendment to Articles of Incorporation

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (“Agreement”), dated September 12, 2005 (the “Effective Date”), by and among (i) ICF Consulting Group, Inc., a Delaware corporation (“ICF”), (ii) Caliber Associates, Inc., a Virginia corporation (“Caliber”), (iii) the Caliber ESOP (as hereinafter defined), the sole shareholder of Caliber (the “Shareholder”) and (iv) Gerald Croan (“Croan”) and Sharon Bishop (“Bishop” and jointly with Croan the “Founders”).

RECITALS:

R-1. The Shareholder is the holder and owner of all of the issued and outstanding shares of capital stock of Caliber (all of such outstanding shares being hereinafter referred to as the “Shares”).

R-2. Each of the Founders, among others, holds a promissory note payable by Caliber collectively the “Founders’ Promissory Notes”) with Croan holding a promissory note (the “Croan Promissory Note”) in the aggregate outstanding amount as of the Effective Date of Six Million Nine Hundred Eighty Six Eight Hundred Forty and 11/100 Dollars ($6,986,840.11) and Bishop holding a promissory note (the “Bishop Promissory Note”) in the aggregate outstanding amount as of the Effective Date of Four Million Two Hundred Twenty One Thousand Six Hundred Seventeen and 40/100 Dollars ($4,221,617.40).

R-3. ICF desires to acquire all of the outstanding Shares for cash and the Shareholder, the Founders, and Caliber desire the same, upon the terms and subject to the conditions of this Agreement.

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, ICF and the Shareholder agree as follows:

ARTICLE I

Definitions and Rules of Construction

1.1 Definitions.

As used in this Agreement, the following terms shall have the meanings set forth:

“Accrued Bonuses” has the meaning referred to in Section 3.26(b).

“Acquired Business” means the collective operations and business activities of Caliber and the Acquired Subsidiaries as conducted and existing as of the Closing Date.

“Acquired Subsidiaries” means and refers to all of Caliber’s wholly owned subsidiaries, other than the ESOP Sponsor Subsidiary (a list of which is shown on Section 3.1(c) of the Disclosure Schedule) and “Acquired Subsidiary” means and refers to any one of the Acquired Subsidiaries.

“Adjusted Closing Net Working Capital” has the meaning referred to in Section 2.3(b).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement” has the meaning referred to in the Preamble.

“Audited Financial Statements” means collectively the audited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow together with accompanying notes of Caliber and the Acquired Subsidiaries as of December 31, 2001, December 31, 2002, and December 31, 2003 together with the December 2004 Financial Statements.

“Auditor” has the meaning referred to in Section 2.4.

“Balance Sheet Escrow Funds” has the meaning referred to in Section 2.2(a)(ii).

“Balance Sheet Escrow Agreement” has the meaning referred to in Section 2.2(a)(ii).

“Balance Sheet Escrow Deposit” has the meaning referred to in Section 2.2(a)(ii).

“Base Net Working Capital Range” means a range of between Seven Million Five Hundred Thousand Dollars ($7,500,000) (reduced by the Subsidiary Capitalization Amount) and Nine Million Dollars ($9,000,000).

“Base Period Value” has the meaning set forth in Section 2.2(c).

“Benefit Arrangement” has the meaning referred to in Section 3.28(a).

“Bid” has the meaning set forth in Section 3.18(a)(ii).

“Bishop” has the meaning referred to in the Preamble.

“Bishop Promissory Note” has the meaning referred to in Recital R-2.

“Business Day” shall mean any day other than a Saturday, Sunday, or any Federal or Commonwealth of Virginia holiday. If any period expires on a day that is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day that is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“Caliber” has the meaning referred to in the Preamble.

“Caliber ESOP” means the Caliber Associates Employee Stock Ownership Plan and the Caliber Associates Employee Stock Ownership Trust.

“Capital Stock” of any Person means any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) the equity (including without limitation common stock, preferred stock and limited liability company, partnership and joint venture interests) of such Person.

“Claimant” has the meaning set forth in Section 11.11(a).

“Claims” means jointly all Third-Party Claims and Direct Claims.

“Closing” has the meaning set forth in Section 2.1.

“Closing Balance Sheet” has the meaning referred to in Section 2.3(d).

“Closing Cash” has the meaning referred to in Section 2.3(b).

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Cash Consideration” has the meaning set forth in Section 2.2(a)(i).

“Closing Net Working Capital” has the meaning referred to in Section 2.3(b).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of subsequent superseding federal revenue Laws.

“Commercial Software” means commercially available Software licensed pursuant to a standard license agreement.

“Commitment Letter” has the meaning set forth in Section 5.23.

“Competitive Business Activities” has the meaning set forth in Section 5.8(a).

“Consultant” means all persons who are or have been engaged as consultants by Caliber or any of the Acquired Subsidiaries or who otherwise provide services to Caliber or any Acquired Subsidiary under a contractual arrangement.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Copyrights” means all United States and foreign copyright registrations and applications therefor.

“Croan” has the meaning referred in the Preamble.

“Croan/Bishop Employment Agreements” has the meaning set forth in Section 5.10(b).

“Croan Promissory Note” has the meaning referred to in Recital R-2.

“Current Value” has the meaning set forth in Section 2.2(c).

“Customer” has the meaning set forth in Section 5.8(c).

“Damages” has the meaning set forth in Section 2.5(b).

“December 2004 Balance Sheet” means the audited consolidated balance sheets of Caliber and the Acquired Subsidiaries as of December 31, 2004 included in the December 2004 Financial Statements.

“December 2004 Financial Statements” means the audited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow together with accompanying notes of Caliber and the Acquired Subsidiaries as of December 31, 2004, a copy of which is included in the Financial Statements attached as Exhibit A.

“Direct Claim” and “Direct Claims” mean any claim or claims (other than Third Party Claims) by an Indemnified Party against an Indemnifying Party for which the Indemnified Party may seek indemnification under this Agreement.

“Direct Claim Notice” has the meaning set forth in Section 9.2(d).

“Direct Claim Notice Period” has the meaning set forth in Section 9.2(d).

“Dispute Notice” has the meaning set forth in Section 11.11(a).

“Earn Out” has the meaning referred to in Section 2.2(b).

“Earn Out Escrow” means the escrow established under the Earn Out Escrow Agreement to hold the Earn Out Escrow Funds.

“Earn Out Escrow Agreement” has the meaning referred to in Section 2.2(a)(ii).

“Earn Out Escrow Deposit” has the meaning referred to in Section 2.2(a)(ii).

“Earn Out Escrow Funds” has the meaning referred to in Section 2.2(a)(ii).

“Effective Date” has the meaning set forth in the Preamble.

“Employee Bonuses” has the meaning referred to in Section 3.26(c).

“Employment Agreement Release” has the meaning referred to in Section 6.3(n).

“Entity” means any general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization.

“Environmental Laws” means any and all Federal, state, local and foreign statutes, laws (including case or common law), regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, concessions, grants, franchises, licenses, or agreements relating to human health, the environment or omissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, facilities, structures, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the investigation, clean-up or other remediation thereof. Without limiting the generality of the foregoing, “Environmental Laws” include: (a) the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended; (b) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 26 U.S.C. § 4611 and 42 U.S.C. § 9601 et seq., as amended; (c) the Superfund Amendment and Reauthorization Act of 1984, as amended; (d) the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; (e) the Clean Water Act, 33 U.S.C. 5 1251 et seq.; (f) the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and (g) the Occupational Safety and Health Act of 1976, 29 U.S.C.A. § 651, as amended, and all rules and regulations promulgated thereunder.

“Environmental Liabilities” means all liabilities, whether vested or unvested, fixed or unfixed, actual or potential, that arise under or relate to Environmental Laws, as applied to the facilities and business of Caliber or any of the Acquired Subsidiaries, including, without limitation: (i) the investigation, clean-up or remediation of contamination or environmental degradation or damage caused by or arising from the generation, use handling, treatment, storage, transportation, disposal, discharge, release or emission of Hazardous Substances; (ii) personal injury, wrongful death or property damage claims; or (iii) claims for natural resource damages.

“ERISA” has the meaning set forth in Section 3.28(a).

“ERISA Affiliate” has the meaning set forth in Section 3.28(a).

“Escrow Account” and “Escrow Accounts” have the meanings referred to in Section 2.2(a)(ii).

“Escrow Agent” means and refers to Citizens Bank.

“Escrow Agreements” has the meaning referred to in Section 2.2(a)(ii).

“Escrow Deposits” has the meaning referred to in Section 2.2(a)(ii).

“Escrowed Funds” has the meaning referred to in Section 2.2(a)(ii).

“Estimated Closing Balance Sheet” has the meaning referred to in Section 2.3(b).

“Estimated Closing Cash Purchase Price” has the meaning referred to in Section 2.3(a).

“ESOP Sponsor Subsidiary” means and refers to a corporation, of which one hundred (100) percent of the issued and outstanding shares of capital stock is owned directly by Caliber prior to the Closing Date, that Caliber causes to assume the sponsorship of the Caliber ESOP prior to the Closing.

“Executive Deferred Compensation” has the meaning set forth in Section 3.26(c).

“Executive Deferred Compensation Plan” means the “Executive Non-Qualified Excess Plan” of Caliber dated December 1, 2001.

“Executive Deferred Compensation Releases” has the meaning referred to in Section 6.3(m).

“Financial Statements” means collectively (i) the Audited Financial Statements and (ii) the Interim Financial Statements, copies of all of which are attached hereto as Exhibit A.

“Form 5310 Letter” has the meaning referred to in Section 5.16.

“Form 5500” means the Internal Revenue Service Form 5500 Annual Return/ Report of Employee Benefit Plan.

“Founders” has the meaning referred to in the Preamble.

“Founders’ Promissory Notes” has the meaning referred to in Recital R-2.

“Full Earn Out Amount” has the meaning referred to in Section 2.2(b).

“GAAP” means generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States.

“General Indemnity Escrow” means the escrow established under the General Indemnity Escrow Agreement to hold the General Indemnity Escrow Funds.

“General Indemnity Escrow Funds” has the meaning referred to in Section 2.2(a)(ii).

“General Indemnity Escrow Agreement” has the meaning referred to in Section 2.2(a)(ii).

“General Indemnity Escrow Deposit” has the meaning referred to in Section 2.2(a)(ii).

“Gross Profit” has the meaning referred to in Section 2.2(b).

“Governmental Authority” means any nation or government, any foreign or domestic Federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.

“Government Contract” has the meaning set forth in Section 3.18(a)(iii).

“Government Furnished Property” has the meaning set forth in Section 3.18(n).

“Government Subcontract” has the meaning set forth in Section 3.18(a)(iv).

“Hazardous Substances” means any substance that is toxic, ignitable, reactive, corrosive, radioactive, caustic, or regulated as a hazardous substance, contaminant, toxic substance, toxic pollutant, hazardous waste, special waste, or pollutant, including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, poly-chlorinated bi-phenyls and asbestos regulated under, or that is the subject of, applicable Environmental Laws.

“ICF” has the meaning referred to in the Preamble.

“ICF Indemnitees” has the meaning set forth in Section 9.2(b)(i).

“Indemnified Party” means and refers to a party that has the right under Article IX to seek indemnification from an Indemnifying Party.

“Indemnifying Party” means and refers to a party that has the obligation under Article IX to indemnify an Indemnified Party.

“Intellectual Property” means Software and Technology.

“Intellectual Property Rights” means rights that exist under Laws respecting Copyrights, Patents, Trademarks and Trade Secrets.

“Interim Financial Statements” means the internally prepared consolidated interim balance sheets and related interim consolidated statements of operations, changes in shareholders equity and cash flows of Caliber and the Acquired Subsidiaries for the period January 1, 2005 through June 30, 2005 a copy of which is included as part of the Financial Statements attached as Exhibit A hereto.

“IRS” means and refers to the Internal Revenue Service.

“Key Employee Offer Letter” has the meaning referred to in Section 5.10(c).

“Key Employees” has the meaning set forth in Section 5.10(a).

“Knowledge of Caliber” means the actual knowledge of Croan, Bishop, John Yglesias, John Cousins, Marsha Moulton, or Timothy Boyle.

“Knowledge of ICF” means the actual knowledge of Sudhakar Kesavan, John Wasson, Alan Stewart, or George Lowden.

“Laws” means (a) all constitutions, treaties, laws, statutes, codes, regulations, ordinances, orders, decrees, rules, or other requirements with similar effect of any Governmental Authority, (b) all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority, and (c) all provisions of the foregoing, in each case binding on or affecting the Person referred to in the context in which such word is used; “Law” means any one of them and the words “Laws” and “Law” include Environmental Laws.

“Lien” means any lien, statutory or otherwise, security interest, mortgage, deed of trust, priority, pledge, charge, conditional sale, title retention agreement, financing lease or other encumbrance or similar right of others, or any agreement to give any of the foregoing.

“Losses” has the meaning set forth in Section 9.2(a)(i).

“Maximum Re-Award Payment” has the meaning set forth in Section 2.2(c).

“NCCIC Control” has the meaning set forth in Section 2.2(c).

“Non-Compete / Non-Solicitation Payments” has the meaning set forth in Section 5.8(g).

“Non-Competition Period” has the meaning set forth in Section 5.8(a).

“Non-Key Employees” has the meaning set forth in Section 5.10(a).

“Non-Key Billable Employees” has the meaning set forth in Section 5.10(a).

“Non-Key Non-Billable Employees” has the meaning set forth in Section 5.10(a).

“Non-Solicitation Period” has the meaning referred to in Section 5.8(b).

“Patents” means issued patents, including United States and foreign patents and applications therefor; divisions, reissues, continuations, continuations-in-part, reexaminations, renewals and extensions of any of the foregoing; and utility models and utility model applications.

“PBGC” has the meaning set forth in Section 3.28(a).

“Pension Plan” has the meaning set forth in Section 3.28(a).

“Permits” has the meaning set forth in Section 3.23(a).

“Person” means any individual, person, Entity, or Governmental Authority, and the heirs, executors, administrators, legal representatives, successors and assigns of the “Person” when the context so permits.

“Personal Property” has the meaning set forth in Section 3.15.

“Personnel” has the meaning set forth in Section 3.26(a).

“Plan” has the meaning set forth in Section 3.28(a).

“Post-Closing Tax Period” has the meaning set forth in Section 5.11(b)(ii)(1).

“Pre-Closing Tax Period” has the meaning set forth in Section 5.11(b)(i).

“Prior Period Returns” has the meaning set forth in Section 5.11(a).

“Proposals” has the meaning referred to in Section 3.17(c).

“Prospective Customer” has the meaning set forth in Section 5.8(c).

“Real Property Interests” has the meaning set forth in Section 3.14.

“Re-Award or Re-Awarded” has the meaning referred to in Section 2.2(c)(i).

“Re-Award Escrow” means the escrow established under the Re-Award Escrow Agreement to hold the Re-Award Escrow Funds.

“Re-Award Escrow Agreement” has the meaning referred to in Section 2.2(a)(ii).

“Re-Award Escrow Deposit” has the meaning referred to in Section 2.2(a)(ii).

“Re-Award Escrow Funds” has the meaning referred to in Section 2.2(a)(ii).

“Re-Award Payment” has the meaning referred to in Section 2.2(c)(i).

“Re-Award Payment Percentage” has the meaning referred to in Section 2.2(c).

“Respondent” has the meaning set forth in Section 11.11(a).

“Schedule” as used in this Agreement together with a numerical designation, means a section of the Disclosure Schedule of even date herewith delivered by the Shareholder, Caliber, and/or the Founders in connection with the execution and delivery of this Agreement (the “Disclosure Schedule”).

“Scheduled Contract” has the meaning set forth in Section 3.17(a).

“Scheduled Transaction Costs” has the meaning referred to in Section 5.7(a).

“Selected Contracts” has the meaning referred to in Section 2.1(c).

“Shareholder” has the meaning referred to in the Preamble.

“Shareholder Indemnitees” has the meaning set forth in Section 9.2(a).

“Shareholder’s Representative” has the meaning set forth in Section 2.5.

“Shares” has the meaning set forth in Recital R-1.

“Software” means the manifestation, in tangible or physical form, including, but not limited to, in magnetic media, firmware, and documentation, of computer programs and databases, such computer programs and databases to include, but not limited to, management information systems, and personal computer programs. The tangible manifestation of such programs may be in the form of, among other things, source code, flow diagrams, listings, object code, and microcode. Software does not include any Technology.

“Standard Employee Documents” has the meaning set forth in Section 5.10(d).

“Straddle Periods” has the meaning set forth in Section 5.11(b)(i).

“Subcontract” has the meaning set forth in Section 3.18(a)(vi).

“Subsidiary” means and refers to any corporation, association or other business entity of which more than fifty (50) percent of the issued and outstanding shares of capital stock or equity interests is owned or controlled, directly or indirectly, by Caliber, or ICF, as the case may be, and in which Caliber or ICF, as the case may be, has the power, directly or indirectly, to elect a majority of the directors.

“Subsidiary Capitalization Amount” has the meaning referred to in Section 5.15.

“Survival Date” has the meaning set forth in Section 9.1.

“Surviving Representations” has the meaning set forth in Section 9.1.

“Target Gross Profit” has the meaning referred to in Section 2.2(b).

“Tax” or “Taxes” means any Federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, ad valorem, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.

“Taxpayer” and “Taxpayers” shall have the meaning set forth in Section 3.29.

“Tax Return” means any return, report, form or similar statement or document (including, without limitation, any related or supporting information or schedule attached thereto and any information return, claim for refund, amended return and declaration of estimated tax) that has been or is required to be filed with any Taxing Authority or that has been furnished to any Taxing Authority in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxing Authority” means any government or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Teaming Agreement” has the meaning set forth in Section 3.18(a)(vii).

“Technology” means all types of technical information and data, whether or not reduced to tangible or physical form, including, but not limited to: know-how; product definitions and designs; research and development, engineering, manufacturing, process, test, quality control, procurement, and service specifications, procedures, standards, and reports; blueprints; drawings; materials specifications, procedures, standards, and lists; catalogs; technical information and data relating to marketing and sales activity; and formulae. Technology does not include any Software.

“Third-Party Claims” means a claim made by an Indemnified Party against an Indemnifying Party in connection with any third party litigation, arbitration, action, suit, proceeding, claim or demand made upon the Indemnified Party for which the Indemnified Party may seek indemnification from the Indemnifying Party under the terms of this Agreement.

“Threshold Gross Profit” has the meaning referred to in Section 2.2(b).

“Trademarks” means all United States and foreign trademark and service mark registrations and applications therefor and unregistered trademarks and service marks.

“Trade Secrets” means information in any form that is considered to be proprietary information by the owner, is maintained on a confidential or secret basis by the owner, and is not generally known to other parties.

“Transaction Documents” has the meaning set forth in Section 3.2.

“Transaction Costs” has the meaning referred to in Section 5.7(a).

“Transaction Costs Release” has the meaning referred to in Section 5.7(a).

“VEBA” has the meaning referred to in Section 3.28(d).

“Welfare Plan” has the meaning set forth in Section 3.28(a).

“Windsor” refers to BB&T Capital Markets/Windsor Group, formerly Windsor Group, LLC.

“Windsor Agreement” has the meaning set forth in Section 3.33.

“Windsor Fees” has the meaning set forth in Section 5.14.

1.2 Rules of Construction.

Unless the context otherwise requires:

(a) A capitalized term has the meaning assigned to it;

(b) An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) References in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(d) References to Articles, Sections and Exhibits shall refer to articles, sections and exhibits of this Agreement, unless otherwise specified;

(e) The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision thereof;

(f) This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted;

(g) References to “best efforts” in this Agreement shall require commercially reasonable best efforts, and not commercially unreasonable expenditures of money, time or other resources; and

(h) A monetary figure given in United States dollars shall be deemed to refer to the equivalent amount of foreign currency when used in a context that refers to or includes operations conducted principally outside of the United States.

ARTICLE II

Closing; Purchase Price; Adjustments; Escrow

2.1 Closing.

The closing (the “Closing”) of the Contemplated Transactions shall take place at the offices of Squire, Sanders & Dempsey L.L.P., 8000 Towers Crescent Drive, Tysons Corner, Virginia 22182-2700, at 10:00 A.M. local time on the third (3rd) Business Day after the conditions and deliveries referred to in Articles VI, VII and VIII have been satisfied, or at such other time, date and place that shall be mutually agreed upon by the parties hereto (the “Closing Date”); provided, however, that in no event shall the Closing Date occur after October 10, 2005. At the Closing, the Shareholder shall sell, transfer, convey or assign and deliver to ICF and ICF shall purchase, acquire and accept from the Shareholder, the Shares, free and clear of any and all liens, claims, encumbrances or rights of any third party (and the Shareholder shall thereafter cease to have any rights as a Shareholder in Caliber other than any rights granted to the Shareholder pursuant to the terms of this Agreement and the other Transaction Documents) and ICF shall deliver to the Shareholder an amount equal to the Closing Cash Consideration and deliver to the Escrow Agent the Escrow Deposits pursuant to Section 2.2.

2.2 Purchase Price; Payment.

(a) Closing Consideration and Escrows. The purchase price for the Shares and payment thereof shall be as set forth below:

(i) Closing Cash Consideration: cash payable at the Closing in the amount of the Estimated Closing Cash Purchase Price and less the Balance Sheet Escrow and the General Indemnity Escrow (the “Closing Cash Consideration”). In addition and pursuant to Section 2.2(a)(ii), ICF shall deliver (x) the Earn Out Escrow Deposit to the Escrow Agent as security for the payment of the Earn-Out and (y) the Re-Award Escrow Deposit to the Escrow Agent as security for the Re-Award Payment.

(ii) Escrows. At the Closing, ICF shall deposit with the Escrow Agent the following amounts (collectively the “Escrow Deposits”): (i) $400,000 (the “Balance Sheet Escrow Deposit”) to be held by the Escrow Agent pursuant to the terms of an escrow agreement substantially in the form of Exhibit B-1 (the “Balance Sheet Escrow Agreement”); (ii) $3,000,000 (the “General Indemnity Escrow Deposit”) to be held by the Escrow Agent pursuant to the terms of an escrow agreement substantially in the form of Exhibit B-2 (the “General Indemnity Escrow Agreement”); (iii) $1,500,000 (the “Earn Out Escrow Deposit”) to be held by the Escrow Agent pursuant to the terms of an escrow agreement substantially in the form of Exhibit B-3 (the “Earn Out Escrow Agreement”), and (iv) $2,000,000 (the “Re-Award Escrow Deposit”) to be held by the Escrow Agent pursuant to the terms of an escrow agreement substantially in the form of Exhibit B-4 (the “Re-Award Escrow Agreement” and together with the Balance Sheet Escrow Agreement, the General Indemnity Escrow Agreement, and the Earn Out Escrow Agreement, being hereinafter collectively referred to as the “Escrow Agreements”). The escrow accounts set up by the Escrow Agent with respect to each of the Escrow Agreements are hereinafter individually referred to as an “Escrow Account” and collectively as the “Escrow Accounts.” The aggregate amount held in the Escrow Accounts by the Escrow Agent at any time and from time to time, together with any interest or appreciation thereon, shall be referred to as the “Escrowed Funds” with that portion of the Escrowed Funds held from time to time in the Balance Sheet Escrow Account being hereinafter sometimes referred to as the “Balance Sheet Escrow Funds,” that portion of the Escrowed Funds held from time to time in the General Indemnity Escrow Account being hereinafter sometimes referred to as the “General Indemnity Escrow Funds,” that portion of the Escrow Funds held from time to time in the Earn Out Escrow Account being hereinafter sometimes referred to as the “Earn Out Escrow Funds,” and that portion of the Escrow Funds held from time to time in the Re-Award Escrow Account being hereinafter sometimes referred to as the “Re-Award Escrow Funds.”

(A) The Balance Sheet Escrow Funds shall be released and delivered to ICF or the Shareholder, as applicable, pursuant to Section 2.3(e).

(B) Upon the expiration of the Survival Date, the Escrow Agent shall release and deliver to the Shareholder the amount then remaining in the General Indemnity Escrow Account, if any, less the amount of any pending claims all as more particularly described and in accordance with the provisions of Section 9.3(a). As any pending indemnification claims referenced in the previous sentence are resolved, the Escrow Agent, after making any payments related to such claims, shall release and deliver to the Shareholder any amounts remaining from the amounts reserved for the released claims. Any earnings on the General Indemnity Escrow Funds, net of escrow expenses and taxes, shall be paid, pro rata, to the parties receiving distributions from the General Indemnity Escrow Account.

(C) The Earn Out Escrow Funds shall be released and delivered to ICF, or the Shareholder, as applicable, pursuant to Section 2.2(b).

(D) The Re-Award Escrow Funds shall be released and delivered to ICF, or the Shareholder, as applicable, pursuant to Section 2.2(c).

(b) Earn Out.

(i) Depending on “Gross Profits” of Caliber during the “Earn Out Period” as those terms are defined below, the Shareholder shall be entitled to receive up to $1,500,000 from the Earn Out Escrow pursuant to this Section 2.2(b) (the “Earn Out”). If Caliber’s Gross Profits for the period from October 1, 2005 through December 31, 2006 (the “Earn Out Period”) is equal to or greater than $28,654,000 (the “Target Gross Profit”), then the Escrow Agent shall pay to the Shareholder from the Earn Out Escrow One Million Five Hundred Thousand Dollars ($1,500,000) (the “Full Earn Out Amount”). In the event that Gross Profit is less than Target Gross Profit but exceeds $24,356,000 (the “Threshold Gross Profit”), the Shareholder shall be entitled to receive from the Earn Out Escrow an amount equal to the product of the Full Earn Out Amount multiplied by a fraction, the numerator of which is an amount equal to the actual Gross Profit less the Threshold Gross Profit and the denominator of which is the Target Gross Profit less the Threshold Gross Profit. In the event that Gross Profit is less than the Threshold Gross Profit, no Earn Out shall be payable. Caliber’s “Gross Profits” means Caliber’s gross revenue with respect to the five consecutive fiscal quarters falling within the Earn Out Period less Caliber’s direct costs (including direct labor, direct consultant, direct subcontract, and other direct costs, but excluding ICF’s corporate overhead allocations and direct fringe benefits) for that period, multiplied by 1.01. Prior to the use by a business unit of ICF or any of its Affiliates (excluding Caliber or the Acquired Subsidiaries) (each a “Business Unit”) of any Caliber employee (including, without limitation, Caliber and former Caliber employees rendering information technology services to or on behalf of Caliber) during the Earn Out Period on projects where the revenue therefrom would not otherwise be included in Caliber’s gross revenues, the Shareholder’s Representative and the lead manager of such Business Unit shall negotiate in good faith and agree as to the portion of revenue generated by the utilization of such Caliber employee(s) (less applicable direct costs) on such Business Unit’s project that would be attributed to Caliber. Prior to the material and active participation of one or more Caliber employees (including, without limitation, Caliber and former Caliber employees rendering information technology services to or on behalf of Caliber) during the Earn Out Period in a successful bid, proposal, or other business development activity of a Business Unit, the Shareholder’s Representative and the lead manager of such Business Unit shall negotiate in good faith and agree as to the number of Caliber employees to be utilized on the resulting project(s), and as to the portion of revenue generated by such utilization of any Caliber employee(s) (less applicable direct costs) on the resulting project(s) that would be attributed to Caliber. If there is a dispute regarding the portion of revenue that would be attributed to Caliber that cannot be resolved between the Shareholder’s Representative and the lead manager of such Business Unit, then the ICF Chief Operating Officer will make the final determination. ICF agrees that any such revenue during the Earn Out Period agreed to be allocated to Caliber pursuant to the preceding sentence shall be included in Caliber’s gross revenues for purposes of determining Caliber’s Gross Profits.

(ii) The amounts, if any, due the Shareholder for the Earn Out shall be computed by ICF within thirty (30) days following the completion of ICF’s financial audit for the calendar year 2006 and such computation, together with reasonably detailed support, will be provided to the Shareholder’s Representative. If within thirty (30) days following delivery of such computation and support, the Shareholder’s Representative has not given ICF notice of his objection to the computation (which notice must contain a statement in reasonable detail of the basis of any such objection), then such computation shall be final. If the Shareholder’s Representative gives notice of an objection, the parties shall use their respective best efforts to resolve any dispute by negotiation. If such dispute cannot be settled by negotiation within thirty (30) days after ICF’s receipt of the Shareholder’s Representative’s notice, the dispute shall be resolved in accordance with the Financial Issue Resolution Process set forth in Section 2.4. The payments, if any, of any Earn Out shall be made by the Escrow Agent from the Earn Out Escrow within five (5) business days after the finalization of the computation referred to in this Section 2.2(b). Any amounts remaining in the Earn Out escrow at the time the amount of the Earn Out payment is finalized and paid to the Shareholder shall be paid to ICF. All earnings on the Earn Out Escrow Funds, net of escrow expenses, shall be paid to ICF at least annually.

(c) Re-Award Payment.

(i) For purposes of this Section, the following terms shall have the meanings set forth in the table and definitions below:

Selected Contracts	Maximum Re-Award Payment
Children’s Bureau Clearinghouse (internal Caliber contract number C763; government contract number GS23F8062H 01Y00156301D)	$800,000
National Child Care Information Clearinghouse (internal Caliber contract number C950; government contract number ####-##-####)	$500,000
Victims of Crime (internal Caliber contract number C790; government contract number GS23F8062H OJP-2002-BF-014/007 Order No 2004TO092)	$500,000
Office of Juvenile Justice and Delinquency Prevention National Training & Technical Assistance Center (internal Caliber contract number C795; government contract number GS23F8062H OJP BPA No.2002BF024)	$200,000

“Base Period Value” means (i) for a contract based primarily on option year funding and issued to succeed a Selected Contract (other than the Children’s Bureau Clearinghouse Contract, the contract first listed in the table above), the funded value for the initial period of performance of the contract as awarded (annualized based on the length of the initial period of performance), (ii) for a contract based primarily on task order funding and issued to succeed a Selected Contract, the revenues Caliber, ICF and/or an ICF Affiliate receives during the first twelve months after contract award from that contract, (iii) for a contract issued to succeed the Children’s Bureau Clearinghouse Contract, the revenues Caliber, ICF, and/or an Affiliate receives during calendar year 2007 from that contract or, if the contract is Re-Awarded during 2007, the first twelve months after contract award, and (iv) for the purposes of determining whether an extension of a Selected Contract shall permit a later award of a successor contract to be considered a Re-Award, the value of the extension as determined pursuant to clause (i), (ii) or (iii) of this definition, as applicable, as if the extended period were a successor contract to such Selected Contract, provided the funded value or revenues received from the extension, as applicable, shall be annualized based on the length of the period of the extension.

“Current Value” of a Selected Contract means the revenues Caliber received in calendar year 2005 from that contract.

“Maximum Re-Award Payment” for a Selected Contract means the Re-Award Payment for that Selected Contract as shown on the table above.

“NCCIC Contract” means the National Child Care Information Clearinghouse contract, listed second in the table above.

“Re-Award” and “Re-Awarded” shall mean, with respect to a particular Selected Contract, the award in calendar year 2006 (A) by the entity that awarded that Selected Contract, (B) to Caliber, ICF or one of ICF’s Affiliates of a successor contract (or the direction of an award of a subcontract) that (x) is on terms (including, but not limited to, price, but excluding period of performance and value) substantially similar to the applicable Selected Contract, (y) has a period of performance (including option periods) equal to or longer than the period of performance (including option periods) of the applicable Selected Contract (provided, a period of performance of not less than three years, including option periods, shall be deemed to satisfy this clause (y)), and (z) in the case of each Selected Contract other than the NCCIC Contract has a Base Period Value to Caliber, ICF, or one of ICF’s Affiliates equal to at least seventy-five percent (75%), or more, of the Current Value of the applicable Selected Contract (and in the case that the applicable Selected Contract is the NCCIC Contract, has a Base Period Value to Caliber, ICF, or one of ICF’s Affiliates equal to at least forty-five percent (45%), or more, of the Current Value of the NCCIC Contract). A Selected Contract shall also be considered to have been Re-Awarded if it is first extended for up to a year beyond the current scheduled end date of the Selected Contract, on the same terms as and for a Base Period Value equal to or greater than seventy-five percent (75%) of the Current Value of the Selected Contract, and is thereafter Re-Awarded to Caliber at or prior to the expiration of the extended term.

“Re-Award Payment” has the meaning set forth in Section 2.2(c)(ii) below.

“Re-Award Payment Percentage” has the meaning set forth in Section 2.2(c)(ii)(B) below.

“Selected Contract” means any one of the Selected Contracts set forth in the table above.

(ii) Based upon whether Caliber is Re-Awarded any of the Selected Contracts, the Shareholder shall be entitled to receive payment as calculated below from the Re-Award Escrow pursuant to this Section 2.2(c) (the “Re-Award Payment”).

(A) If the Base Period Value of the Re-Awarded contract is equal to at least one hundred percent (100%) of the Current Value of the applicable Selected Contract, then the Re-Award Payment with respect to that Re-Awarded contract shall be the applicable Maximum Re-Award Payment for the applicable Selected Contract.

(B) If the Base Period Value of the Re-Awarded contract to Caliber, ICF, or one of its Affiliates is equal to at least seventy-five percent (75%) (or forty-five percent (45%) in the case of the NCCIC Contract), but less than one hundred percent (100%) of the Current Value of that contract (in each case the “Re-Award Payment Percentage”), then the Re-Award Payment with respect to that Re-Awarded contract shall be an amount equal to the product of the applicable Maximum Re-Award Payment for the applicable Selected Contract multiplied by the Re-Award Payment Percentage (between seventy-five percent (75%) and one hundred percent in the case of each Selected Contract other than the NCCIC Contract and between forty-five percent (45%) and one hundred percent in the case of the NCCIC Contract). For any Re-Award Payment to be made, the proposal to obtain the Re-Awarded Selected Contract must be prepared and approved in advance of submission pursuant to ICF’s applicable policies and procedures, and the Re-Awarded Selected Contract must be approved in advance of execution pursuant to ICF’s applicable policies and procedures. If (x) the Base Period Value of any successor Selected Contract to Caliber, ICF, or one of its Affiliates is less than seventy five percent (75%) (or forty-five percent (45%) in the case of the NCCIC Contract) of the Current Value of that Selected Contract, or (y) Caliber, ICF, or one of its Affiliates is not Re-Awarded the Selected Contract in 2006, or (z) the Selected Contract is extended, as described above, and Caliber, ICF, or one of its Affiliates is not Re-Awarded the Selected Contract at or prior to the expiration of the extended term, then there shall be no Re-Award Payment with respect to that contract.

(iii) The amounts, if any, due the Shareholder for any Re-Award Payment shall be computed within thirty (30) days following the (a) later of the actual start of work by Caliber on the Re-Awarded Selected Contract or the expiration of the applicable time period for the filing of a protest or any other applicable challenge with respect to the Re-Awarded Selected Contract in the case of the Selected Contracts where the Base Period Value is calculated based on the level of funding in the initial period of performance of the contract as awarded, or (b) the closing of the financial books of ICF for the twelfth month following the award of the Re-Awarded Selected Contract in the case of the Selected Contracts where the Base Period Value is calculated based on the revenues generated under the contract for Caliber during the first twelve months after contract award, or (c) the closing of the financial books of ICF for 2007 where revenues for calendar year 2007 are used to determine the Base Period Value. Such computation, together with reasonably detailed support, will be provided to the Shareholder’s Representative. If within thirty (30) days following delivery of such computation and support, the Shareholder’s Representative has not given ICF notice of his objection to the computation (which notice must contain a statement in reasonable detail of the basis of any such objection), then such computation shall be final. If the Shareholder’s Representative gives notice of an objection, the parties shall use their respective best efforts to resolve any dispute by negotiation.

If such dispute cannot be settled by negotiation within thirty (30) days after ICF’s receipt of the Shareholder’s Representative’s notice, the dispute shall be resolved in accordance with the Financial Issue Resolution Process set forth in Section 2.4. The payment, if any, of any Re-Award Payment shall be made by the Escrow Agent from the Re-Award Escrow within five (5) business days after the finalization of the computation referred to in this Section 2.2(c). All amounts remaining in the Re-Award Escrow as of March 31, 2007 shall be returned to ICF, unless:

(x) one or more Selected Contracts have been extended beyond the current scheduled end date of the Selected Contract, on the same terms as and for a Base Period Value equal to or greater than seventy-five percent (75%) of the Current Value of the Selected Contract, but such Selected Contract has not yet been Re-Awarded, in which case an amount equal to the maximum Re-Award Payment for that Selected Contract shall remain in the Re-Award Escrow until the earlier of the date any Re-Award Payment is made with respect to that Selected Contract or March 31, 2008, at which time all amounts remaining in the Re-Award Escrow shall be returned to ICF except with respect to Re-Award Payments relating to Selected Contracts as provided in clause (y) of this sentence; or

(y) a successor contract to one or more of the Selected Contracts has been awarded to Caliber, ICF, or its Affiliates for which the Base Period Value depends on the revenues generated in 2007 or the first twelve months after contract award, but the period for calculating the Re-Award Payment has not yet run, in which case an amount equal to the maximum Re-Award Payment for that Selected Contract shall remain in the Re-Award Escrow until the earlier of the date any Re-Award Payment is made with respect to that Selected Contract or 90 days after the end of that twelve-month period, at which time all amounts remaining in the Re-Award Escrow shall be returned to ICF except with respect to Re-Award Payments relating to Selected Contracts as provided in clause (x) of this sentence.

Notwithstanding the preceding sentence, undisputed amounts payable as a result of one or more Re-Awarded Selected Contracts but not yet paid as of the date or dates remaining amounts in the Re-Award Escrow are to be returned to ICF, shall be distributed to the Shareholder on such date or dates, as applicable. All earnings on the Re-Award Escrow Funds, net of escrow expenses, shall be paid to ICF.

2.3 Estimated Closing Cash Purchase Price and Net Working Capital Adjustments.

(a) Estimated Closing Cash Purchase Price. The estimated cash portion of the Purchase Price (the “Estimated Closing Cash Purchase Price”) payable to the Shareholder at Closing shall be an amount equal to Nineteen Million Dollars ($19,000,000) as adjusted upward or downward pursuant to Sections 2.3(b) and (c) below and as reduced by the Scheduled Transaction Costs. The Estimated Closing Cash Purchase Price shall be paid by ICF to the Shareholder.

(b) Not less than two (2) Business Days prior to the Closing Date, the Shareholder shall deliver to ICF an estimated, unaudited balance sheet (the “Estimated Closing Balance Sheet”) of Caliber as of the Closing Date, together with all supporting documentation. The Estimated Closing Balance Sheet shall include cash/accrual taxes of Caliber and shall be prepared by Caliber’s controller and reviewed by Caliber’s external auditors, in accordance with GAAP and in a manner consistent with the December 2004 Balance Sheet except that the Estimated Closing Balance Sheet shall include a calculation of the “Adjusted Closing Net Working Capital” (hereinafter defined). For purposes of this Agreement, the terms “Adjusted Closing Net Working Capital” and “Closing Net Working Capital” shall have the following meanings.

(i) The term “Adjusted Closing Net Working Capital” shall mean the “Closing Net Working Capital” (as hereinafter defined and as adjusted pursuant to Section 2.3(d) below) of Caliber as shown on the Estimated Closing Balance Sheet as reduced to reflect, to the extent not otherwise reflected in the Closing Net Working Capital or the calculation of Closing Cash: (A) the payment in full of any and all outstanding indebtedness of Caliber and the Acquired Subsidiaries, including, but not limited to, any indebtedness that Caliber or the Acquired Subsidiaries may have to the Caliber ESOP, the ESOP Sponsor, or any third party; (B) the payment of the Transaction Costs other than the Scheduled Transaction Costs (including (1) any payments due Caliber employees resulting from the Contemplated Transactions and (2) the accrual or full funding, through the Effective Date, of all qualified or unqualified Pension Plans); (C) payment of the Subsidiary Capitalization Amount; and (D) the Accrued Bonuses.

(ii) The term “Closing Net Working Capital” shall mean the amount as of the Closing Date and as shown by the Closing Balance Sheet by which Caliber’s current assets (exclusive of cash and inclusive of accounts receivable, unbilled receivables, income taxes and other currents assets) exceed current liabilities (exclusive of the line of credit and current portions of subordinated notes payable to employees, which will be repaid at Closing, and inclusive of accounts payable and accrued expenses, accrued payroll and related liabilities, billings in excess of revenue recognized and deferred rent), all calculated in accordance with GAAP in a manner consistent with the December 31, 2004 Financial Statements.

(iii) The term “Closing Cash” shall mean Caliber’s cash on the Closing Date, as reduced to reflect (A) the payment in full of any and all outstanding indebtedness of Caliber and the Acquired Subsidiaries, including, but not limited to, any other indebtedness that Caliber or the Acquired Subsidiaries may have to the Caliber ESOP, the ESOP Sponsor, or any third party; and (B) payment of the Subsidiary Capitalization Amount.

(c) Adjustments to Estimated Closing Cash Purchase Price. The Estimated Closing Cash Purchase Price will be adjusted (i) downwards on a dollar-for-dollar basis to the extent that the Adjusted Closing Net Working Capital, as shown on the Estimated Closing Balance Sheet, is below the Base Net Working Capital Range and (ii) upwards on a dollar-for-dollar basis to the extent that the Adjusted Closing Net Working Capital is above the Base Net Working Capital Range. The Estimated Closing Cash Purchase Price will be further adjusted (i) downwards on a dollar-for-dollar basis to the extent that the Closing Cash is less than zero and (ii) upwards on a dollar-for-dollar basis to the extent that the Closing Cash is greater than zero.

(d) Closing Balance Sheet and Adjusted Closing Net Working Capital. Promptly following the Closing, ICF will cause Grant Thornton LLP to review the Estimated Closing Balance Sheet, including the Adjusted Closing Net Working Capital, the Closing Net Working Capital and the Closing Cash as reflected thereon. Based on such review, ICF will deliver a proposed Closing Balance Sheet, prepared in a manner consistent with Section 2.3(b) above together with all related work papers, to the Shareholder’s Representative within fifteen (15) Business Days after the later of (i) the Closing Date, or (ii) the date of receipt by ICF of all information sufficient for ICF to complete its review of all aspects of the Estimated Closing Balance Sheet (the “Proposed Closing Balance Sheet”). If within fifteen (15) Business Days following delivery of the Proposed Closing Balance Sheet, the Shareholder’s Representative has not given ICF notice of his objection to the Proposed Closing Balance Sheet (which notice must contain a statement in reasonable detail of the basis of any such objection), then such Proposed Closing Balance Sheet shall constitute the “Closing Balance Sheet,” and the Adjusted Closing Net Working Capital, Closing Net Working Capital and Closing Cash amounts included therein shall constitute the “Adjusted Closing Net Working Capital,” “Closing Net Working Capital” and “Closing Cash.” If the Shareholder’s Representative gives notice of an objection, the parties shall use their respective best efforts to resolve any dispute by negotiation. If such dispute cannot be settled by negotiation within thirty (30) days after receipt by ICF of the Shareholder’s Representative’s notice, the dispute shall be resolved in accordance with the Financial Issue Resolution Process set forth in Section 2.4.

(e) Final Adjustment to the Estimated Closing Cash Purchase Price. If the Adjusted Closing Net Working Capital and the Closing Cash are such that Sections 2.3(d) and/or 2.4 do not require an adjustment to the Estimated Closing Cash Purchase Price, then the Escrow Agent shall disburse to the Shareholder the Balance Sheet Escrow within five (5) days after the finalization of the Closing Balance Sheet pursuant to Sections 2.3(d) and/or 2.4. If the Adjusted Closing Net Working Capital or the Closing Cash are such that Sections 2.3(d) or 2.4 require an adjustment to the Estimated Closing Cash Purchase Price, any amount due to the Shareholder by ICF in excess of the Balance Sheet Escrow shall be paid by ICF to the Shareholder, and any amount due to ICF from the Shareholder shall be paid to ICF by the Escrow Agent from the Escrow and, if the amount due ICF is in excess of the Balance Sheet Escrow, then such excess shall be paid to ICF by the Shareholder, all payments to be made within five (5) days after the finalization of the Closing Balance Sheet pursuant to Sections 2.3(d) and/or 2.4. In the event that the Shareholder for any reason fails to make the payment contemplated in the previous sentence, then ICF may bring an indemnification claim under Article IX and the Shareholder and the Founders shall be jointly and severally liable for that payment in accordance with Article IX. Any earnings on the Balance Sheet Escrow Funds, net of escrow expenses and taxes, shall be paid, pro rata, to the parties receiving distributions from the Balance Sheet Escrow Account.

2.4 Financial Issue Resolution Process.

Disputes between ICF and the Shareholder’s Representative that cannot be resolved by negotiation within thirty (30) days after receipt by ICF of the Shareholder’s Representative’s notice in accordance with Sections 2.2(b) or 2.3(d) shall be referred no later than such 30th day for decision to RSM McGladrey, provided if at such time they serve as the independent public accountants of ICF or are otherwise unavailable for any reason, then to a nationally-recognized independent public accounting firm mutually selected by the Shareholder’s Representative and ICF (which firm shall not be either (a) the independent public accountants of ICF or (b) the independent public accountants used by Caliber prior to the Closing Date) (the “Auditor”) who shall act as arbitrator and determine, based solely on presentations by the Shareholder’s Representative and ICF and only with respect to the remaining differences so submitted. If RSM McGladrey is ineligible to serve or is otherwise unavailable and such an alternate accounting firm cannot be identified within ten (10) business days after the identification of the need for dispute resolution, the dispute shall be resolved in accordance with Section 11.11. The Auditor shall deliver its written determination to ICF and the Shareholder’s Representative no later than the 30th day after the remaining differences underlying the dispute are referred to the Auditor, or such longer period of time as the Auditor determines is necessary. The Auditor’s determination shall be conclusive and binding upon the parties. The fees and disbursements of the Auditor shall be allocated equally between ICF and the Shareholder’s Representative. ICF and the Shareholder shall make readily available to the Auditor all relevant information, books and records and any work papers relating to the dispute and all other items reasonably requested by the Auditor. In no event may the Auditor’s resolution of any difference be for an amount that is outside the range of ICF’s and the Shareholder’s Representative’s disagreement.

2.5 Shareholder’s Representative.

(a) Croan is hereby appointed as the Shareholder’s and the Founders’ true and lawful representative, proxy, agent and attorney-in-fact (the “Shareholder’s Representative”) for a term that shall be continuing and indefinite and without a termination date except as otherwise provided herein, to act for and on behalf of the Shareholder and the Founders in connection with or relating to the Transaction Documents and the Contemplated Transactions, including, without limitation, to give and receive notices and communications, to receive and accept service of legal process in connection with any proceeding arising under the Transaction Documents or in connection with the Contemplated Transactions, to authorize delivery of cash from each of the Escrow Accounts, to object to or accept any claims against or on behalf of the Shareholder and/or the Founders pursuant to Article IX, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such amounts or claims, and to take all actions necessary or appropriate in the sole opinion of the Shareholder’s Representative for the accomplishment of the foregoing. Until all amounts in each of the Escrow Accounts have been fully and finally been distributed by the Escrow Agent, the Shareholder may remove and replace any Shareholder’s Representative. At such time as all amounts in each of the Escrow Accounts have been fully and finally distributed by the Escrow Agent, the Shareholder shall cease to have the authority to remove and replace the Shareholder’s Representative and Croan shall have the authority to remove and replace any Shareholder’s Representative. Any change in the Shareholder’s Representative shall become effective only upon delivery of written notice of such change to ICF. The Shareholder’s Representative shall not receive compensation for his or her services. Notices, deliveries or communications to or from the Shareholder’s Representative by or to any of the parties to the Transaction Documents shall constitute notices, deliveries or communications to or from the Shareholder.

(b) The Shareholder’s Representative shall not be liable for any act done or omitted hereunder in his capacity as Shareholder’s Representative in the absence of gross negligence or willful misconduct on his or her part. The Shareholder and the Founders (so long as the Shareholder has the authority to remove and replace the Shareholder’s Representative) and the Founders, but not the Shareholder (commencing at the time Croan has the authority to remove and replace the Shareholder’s Representative) shall protect and indemnify the

Shareholder’s Representative and hold the Shareholder’s Representative harmless from and against any and all damages, actions, proceedings, demands, liabilities, losses, taxes, fines, penalties, costs, claims and expenses (including, without limitation, reasonable fees of counsel) (“Damages”) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) that may be sustained or suffered by the Shareholder’s Representative in connection with the administration of its duties hereunder, except where such Damages arise from or are the result of the Shareholder’s Representative’s gross negligence or willful misconduct.

(c) Any decision, act, consent or instruction taken or given by the Shareholder’s Representative pursuant to this Agreement shall be and constitute a decision, act, consent or instruction of the Shareholder and/or the Founders, as the case may be, and shall be final, binding and conclusive upon the Shareholder and the Founders. The Escrow Agent and ICF may rely upon any such decision, act, consent or instruction of the Shareholder’s Representative as being the decision, act, consent or instruction of the Shareholder and/or the Founders and shall have no duty to inquire as to the acts and omissions of the Shareholder’s Representative. The Escrow Agent and ICF are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder’s Representative.

(d) Notices given to the Shareholder’s Representative in accordance with Section 11.2 shall constitute notice to the Shareholder and the Founders for all purposes under this Agreement.

(e) This Section 2.5 shall survive the termination or expiration of this Agreement or any one or more of the Escrow Agreements.

ARTICLE III

Representations and Warranties of the Shareholder, Caliber and Founders

Except as set forth in the Disclosure Schedule, the Shareholder, Caliber and the Founders jointly and severally represent and warrant to ICF as follows:

3.1 Organization and Power.

(a) Shareholder. The Shareholder is a duly organized and existing trust under the laws of the Commonwealth of Virginia and the trustees thereunder have the full power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and to consummate the Contemplated Transactions.

(b) Caliber. Caliber (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia, (ii) has full power and authority to execute, deliver and perform this Agreement, (iii) has all requisite corporate power to own or lease and to operate its properties and carry out the businesses in which it is engaged, and (iv) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction where its ownership of property, or the conduct of its business, requires such qualification, other than jurisdictions in which the failure to so qualify, individually or in the aggregate, would not have a material adverse effect on Caliber. Section 3.1(b) of the Disclosure Schedule lists each of the jurisdictions in which Caliber is qualified or licensed to do business as a foreign corporation. Caliber is in good standing in each jurisdiction listed on Section 3.1(b) of the Disclosure Schedule.

(c) Acquired Subsidiaries. Each of the Acquired Subsidiaries (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, (ii) has all requisite corporate power to own or lease and to operate its properties and carry out the businesses in which it is engaged, and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction where such corporation’s ownership of property, or the conduct of such corporation’s business, requires such qualification, other than jurisdictions in which the failure to so qualify, individually or in the aggregate, would not have a material adverse effect on Caliber or such Acquired Subsidiary. Section 3.1(c) of the Disclosure Schedule lists each of the Acquired Subsidiaries and the jurisdictions in which each of the Acquired Subsidiaries is qualified or licensed to do business as a foreign corporation. Each Acquired Subsidiary is in good standing in each jurisdiction listed for such Acquired Subsidiary on Section 3.1(c) of the Disclosure Schedule.

3.2 Authorization and Enforceability.

This Agreement has been, and each of the other documents, agreements and instruments to be executed and delivered at Closing by the Shareholder and Caliber (together with this Agreement, the “Transaction Documents”) will be, duly authorized, executed and delivered by Caliber and the Shareholder and each of the Founders, as the case may be, and constitutes, or as of the Closing Date will constitute, a valid and legally binding agreement of each of Caliber, the Shareholder or the Founders, as the case may be, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Contemplated Transactions have been duly authorized by (i) the Trustee(s) of the Shareholder in accordance with all applicable Law and the Shareholder’s Trust Agreement and (ii) the Board of Directors of Caliber in accordance with all applicable Law and the Articles of Incorporation and Bylaws of Caliber.

3.3 No Violation.

The execution and delivery of this Agreement by Caliber and the Shareholder, the consummation of the Contemplated Transactions and compliance with the terms of the Transaction Documents will not:

(a) conflict with or violate any provision of the Caliber Associates Employee Stock Ownership Trust Agreement or other document of Shareholder;

(b) conflict with or violate any provision of the Articles of Incorporation, any bylaw or any corporate charter or document of Caliber or the Acquired Subsidiaries;

(c) result in the creation of, or require the creation of, any Lien upon any (i) Shares or (ii) property of Caliber or any of the Acquired Subsidiaries;

(d) result in (i) the termination, cancellation, modification, amendment, violation, or renegotiation of any contract, agreement, indenture, instrument, or commitment pertaining to the business of Caliber, or any of the Acquired Subsidiaries, or (ii) the acceleration or forfeiture of any term of payment;

(e) give any Person the right to (i) terminate, cancel, modify, amend, vary, or renegotiate any contract, agreement, indenture, instrument, or commitment pertaining to the business of Caliber or any of the Acquired Subsidiaries, or (ii) to accelerate or forfeit any term of payment; or

(f) violate any Law applicable to Caliber or any of the Acquired Subsidiaries or the Shareholder or by which their properties are bound or affected.

3.4 Consents.

Except as set forth on Section 3.4 of the Disclosure Schedule, neither the execution and delivery of this Agreement by the Shareholder and Caliber, nor the consummation of the Contemplated Transactions or compliance with the terms of the Transaction Documents, will require (a) the consent or approval under any agreement or instrument or (b) the Shareholder, Caliber, or any of the Acquired Subsidiaries to obtain the approval or consent of, or make any declaration, filing (other than administrative filings with Taxing Authorities, foreign companies registries and the like) or registration with, any Governmental Authority and all such consents or approvals have been obtained or waived.

3.5 Financial Statements.

(a) In General. The Audited Financial Statements were prepared in accordance with GAAP applied consistently and the Interim Financial Statement and the Estimated Closing Balance Sheet were internally prepared by Caliber, in a manner consistent with past practices for such internally prepared unaudited financial statements. Throughout the periods involved, the Financial Statements fairly and accurately present in all material respects the consolidated financial position of Caliber and the Acquired Subsidiaries, as of the dates thereof, and the consolidated statements of operations, changes in shareholders’ equity, and cash flows for the periods then ended.

(b) Financial Books and Records. The financial books and records of Caliber and the Acquired Subsidiaries fairly and accurately reflect, in accordance with applicable Law and GAAP and on a basis consistent with past periods and throughout the periods involved, (i) the financial position of Caliber and the Acquired Subsidiaries and (ii) all transactions of Caliber and the Acquired Subsidiaries. Neither Caliber nor any of the Acquired Subsidiaries has received any advice or notification from its independent certified public accountants that Caliber or any of the Acquired Subsidiaries has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books and records of Caliber or any of the Acquired Subsidiaries any properties, assets, liabilities, revenues, or expenses.

(c) No Undisclosed Liabilities; Etc. Except as set forth on Section 3.5(c) of the Disclosure Schedule, neither Caliber nor any of the Acquired Subsidiaries has any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise), except for amounts of liabilities or obligations reflected or reserved against in the Financial Statements.

(d) Accounts Receivable. All receivables (including intercompany and unbilled receivables) reflected in the Financial Statements or recorded on the books of Caliber and each of the Acquired Subsidiaries resulted from the ordinary course of business, have been properly recorded in the ordinary course of business, and, to the Knowledge of Caliber and subject to the reserves reflected in the Financial Statements, which reserves are determined in accordance with GAAP applied on a basis consistent with prior periods and throughout the periods involved, are good and collectible in full without any discount, setoff or valid counterclaim (net of recovery from vendors or subcontractors), in amounts equal to not less than the aggregate face amounts thereof.

(e) No Letters of Credit or Guarantees. Except as reflected in the Financial Statements or as set forth on Section 3.5(e) of the Disclosure Schedule, neither Caliber nor any of the Acquired Subsidiaries (i) has any letters of credit outstanding as to which Caliber or the Acquired Subsidiaries has any actual or contingent reimbursement obligations, and (ii) is a party to or bound, either absolutely or on a contingent basis, by any agreement of guarantee, indemnification or any similar commitment with respect to the liabilities or obligations of any other Person (whether accrued, absolute, or contingent).

(f) Contingent or Deferred Acquisition Expenses or Payments. Except as otherwise disclosed on Section 3.5(f) of the Disclosure Schedule, neither Caliber, nor any of the Acquired Subsidiaries are obligated, or otherwise liable for the payment of any contingent or deferred acquisition payments relating to the direct or indirect acquisition of any business, enterprise, or combination.

3.6 Relationships with Affiliates.

Except as set forth on Section 3.6 of the Disclosure Schedule, no Shareholder or any Affiliate of any Shareholder, Caliber or any of the Acquired Subsidiaries has, or has had, any interest in any property (real, personal, or mixed and whether tangible or intangible), used in or pertaining to the business of Caliber or any of the Acquired Subsidiaries. No Shareholder or any Affiliate of any Shareholder, Caliber or any of the Acquired Subsidiaries is, or has owned (of record or as a beneficial owner) an equity interest or any other financial or a profit interest in, a Person that has (a) had business dealings or a material financial interest in any transaction with Caliber or any Acquired Subsidiary or (b) engaged in competition with Caliber or any Acquired Subsidiary with respect to any line of the products or services of Caliber or any Acquired Subsidiary in any market presently served by Caliber or any of the Acquired Subsidiaries. Except as set forth on Section 3.6 of the Disclosure Schedule, no Shareholder or any Affiliate of any Shareholder, Caliber or any of the Acquired Subsidiaries is a party to any contract or agreement with, or has any claim or right against, Caliber or any of the Acquired Subsidiaries.

3.7 Indebtedness to/from Officers, Directors, Shareholder and Employees.

Except as set forth on Section 3.7 of the Disclosure Schedule, neither Caliber nor any of the Acquired Subsidiaries is indebted, directly or indirectly, to any Person who immediately prior to the Closing was a Shareholder, officer or director of either Caliber or any of the Acquired Subsidiaries in any amount whatsoever, other than for salaries for services rendered or reimbursable business expenses. No Shareholder, officer, director, or employee is indebted to either Caliber or any of the Acquired Subsidiaries except for advances made to employees of either Caliber or any of the Acquired Subsidiaries in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.

3.8 No Adverse Change.

Since December 31, 2004, there has not been any material adverse change in the businesses, operations, properties or condition, financial or otherwise, or prospects of either Caliber or any of the Acquired Subsidiaries, nor has any event, condition or contingency occurred that is reasonably likely to result in such an adverse change.

3.9 Conduct of the Business.

(a) Cooperative Business Arrangements. Except as set forth on Section 3.9(a) of the Disclosure Schedule, none of the business of Caliber or the Acquired Subsidiaries is, or since December 31, 2004 has been, conducted through any (i) joint venture, teaming agreement or relationship, partnership or other entity, or (ii) any subcontract, agreement or other arrangement pursuant to which a third party manufactures or processes products for Caliber or the Acquired Subsidiaries, or performs services for customers of Caliber or the Acquired Subsidiaries. Neither Caliber nor any of the Acquired Subsidiaries (nor to the Knowledge of Caliber, any other party to such agreements) is in breach of any term of any such agreement.

(b) Letters of Intent, Non-Competition and Non-Disclosure Arrangements. Except as set forth in Section 3.9(b) of the Disclosure Schedule, neither Caliber, nor any of the Acquired Subsidiaries, is party to any letters of intent, memoranda of understanding, non-competition arrangements, non-disclosure agreements or confidentiality agreements that remain in effect.

3.10 Corporate and Capital Structure.

(a) Capital Structure. Section 3.10(a) of the Disclosure Schedule sets forth the capitalization and record owners of all of the Capital Stock of each of Caliber and the Acquired Subsidiaries. All Capital Stock of Caliber and the Acquired Subsidiaries previously issued and now cancelled was duly authorized, and issued and cancelled in compliance with the applicable Virginia law, the Securities Act of 1933, as amended, and any applicable state “Blue Sky” laws or exemptions therefrom. All outstanding Capital Stock of Caliber and the Acquired Subsidiaries is duly authorized, has been validly issued and is fully paid and non-assessable, owned beneficially and of record by the Shareholder, free and clear of any Lien, and was issued in compliance with the Securities Act of 1933, as amended, and any applicable state “Blue Sky” laws or exemptions therefrom. Caliber has good and valid title to all of the issued and outstanding shares of Capital Stock of the Acquired Subsidiaries registered in its name, in each case free and clear of any Lien. The holders of Caliber’s Capital Stock have no preemptive rights with respect to securities of Caliber. None of the holders of Caliber’s Capital Stock has granted any proxy, or entered into any voting trust, voting agreement or similar arrangement, with respect to his or her Shares. Neither Caliber nor any Acquired Subsidiary (i) has any outstanding securities convertible into or exchangeable or exercisable for any shares of its Capital Stock, or (ii) has outstanding any rights to subscribe for or to purchase, or any options for the purchase, or any agreements providing for the issuance (contingent or otherwise), of, or any calls against, commitments by or claims against them of any character relating to, any shares of their Capital Stock or any securities convertible into or exchangeable or exercisable for any shares of their Capital Stock.

(b) Interests In Other Persons. Except as set forth on Section 3.10(b) of the Disclosure Schedule, neither Caliber, nor any of the Acquired Subsidiaries owns, directly or indirectly, any shares of Capital Stock or any other equity interest in any other Person.

3.11 Title to Shares.

At the completion of the Closing, ICF will own all of the issued and outstanding Capital Stock of Caliber, and Caliber will own all of the issued and outstanding Capital Stock of the Acquired Subsidiaries, in each case free and clear of any Liens.

3.12 Charter, Bylaws and Corporate Records.

True and complete copies of the Charter and Bylaws of Caliber and each of the Acquired Subsidiaries, as currently in effect, and the minute books and stock record books thereof have been provided to ICF. The minute books of Caliber and each of the Acquired Subsidiaries contain accurate and complete records of all meetings held of, and corporate actions taken by, the shareholders, the Boards of Directors, and committees of the Boards of Directors of Caliber and the Acquired Subsidiaries, and no meeting of any such shareholders, Board of Directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. The aforesaid Charter, Bylaws and minutes (including written consents or other actions) are true, correct and complete as of the date hereof.

3.13 Assets – In General.

Except as set forth on Section 3.13 of the Disclosure Schedule, the assets and rights of Caliber and the Acquired Subsidiaries include (a) all of the assets and rights of Caliber and the Acquired Subsidiaries that were used in the conduct of their businesses as conducted prior to December 31, 2004, subject to such changes as have occurred in the ordinary course of business since December 31, 2004, and (b) all assets reflected in the December 2004 Financial Statements, subject to such changes as have occurred in the ordinary course of business since December 31, 2004. Except as set forth on Section 3.13 of the Disclosure Schedule, Caliber and each of the Acquired Subsidiaries, has good and marketable title to all of their respective assets, free and clear of any Lien. Except as set forth on Section 3.13 of the Disclosure Schedule, all assets necessary for the conduct of the business of Caliber and the Acquired Subsidiaries in accordance with past practice are (i) in good operating condition and repair, ordinary wear and tear excepted, (ii) not in need of maintenance or repair, except for ordinary routine maintenance or repairs that are not material in nature or cost, and (iii) adequate and sufficient for the continuing conduct of the businesses of Caliber and the Acquired Subsidiaries as conducted prior to the date hereof.

3.14 Real Property Interests.

Except as set forth on Section 3.14 of the Disclosure Schedule, neither Caliber nor any of the Acquired Subsidiaries now owns, or has ever owned, any real property. Section 3.14 of the Disclosure Schedule sets forth a list and summary description of all leases, subleases, or other occupancies used by Caliber or any of the Acquired Subsidiaries or to which any of them is a party (the “Real Property Interests”). Except as set forth on Section 3.14 of the Disclosure Schedule, each of the Real Property Interests listed and described on Section 3.14 of the Disclosure Schedule is in full force and effect, and there is no default by Caliber or any of the Acquired Subsidiaries under any such Real Property Interests.

3.15 Personal Property.

Set forth on Section 3.15 of the Disclosure Schedule is a list of all material equipment, machinery, motor vehicles, and other material tangible personal property owned or leased by Caliber and the Acquired Subsidiaries (the “Personal Property”). Caliber and each of the Acquired Subsidiaries has good title to all of their respective Personal Property, free and clear of any Lien.

3.16 Intellectual Property Rights.

(a) Section 3.16(a) of the Disclosure Schedule includes a true and complete list of all Commercial Software used by or in connection with the businesses of Caliber and each of the Acquired Subsidiaries. Section 3.16(a) of the Disclosure Schedule also includes a true and complete list of (i) all Copyrights, Patents and Trademarks (other than those comprising or reflected in Commercial Software) used by or in connection with the businesses of Caliber and each of the Acquired Subsidiaries and (ii) all pending applications for Copyrights, Patents and Trademarks filed by or on behalf of Caliber or the Acquired Subsidiaries and used by or in connection with the businesses of Caliber or the Acquired Subsidiaries as presently conducted. None of such rights has been opposed or held unenforceable. Each of the aforesaid Intellectual Property Rights (other than those comprising or reflected in Commercial Software) is valid, subsisting and enforceable. Each of the registered Intellectual Property Rights (other than those comprising or reflected in Commercial Software) is duly registered in the name of Caliber or an Acquired Subsidiary, as appropriate.

(b) Except as set forth on Section 3.16(b) of the Disclosure Schedule, the business of Caliber and the Acquired Subsidiaries as presently conducted does not require or use any Intellectual Property Rights (including without limitation those comprising or reflected in Commercial Software) not owned by or licensed to Caliber or the Acquired Subsidiaries. Caliber and the Acquired Subsidiaries are the owners or have the right to use the Commercial Software and the Intellectual Property Rights listed on Section 3.16(a) of the Disclosure Schedule without making any payment to others or granting rights to others in exchange therefor.

(c) Except as set forth on Section 3.16(c) of the Disclosure Schedule, no Person (other than Caliber or the Acquired Subsidiaries) has any right to use any Intellectual Property Rights owned by Caliber or the Acquired Subsidiaries. No shareholder, director, officer or employee of, or Consultant to, Caliber or the Acquired Subsidiaries has any right to use, other than in connection with the business activities of Caliber or the Acquired Subsidiaries as presently conducted, any of the Intellectual Property or Intellectual Property Rights.

(d) The operation of the business of Caliber and each of the Acquired Subsidiaries in the normal course of business prior to the Effective Date does not infringe in any respect upon the Intellectual Property Rights of any Person, and, to the Knowledge of Caliber, no Person who does not have the right to use the Intellectual Property Rights has claimed or threatened to claim the right to use any Intellectual Property Rights or to deny the right of Caliber or any of the Acquired Subsidiaries to use same. No proceeding alleging infringement of the Intellectual Property Rights of any Person is pending or, to the Knowledge of Caliber, threatened against Caliber or any of the Acquired Subsidiaries.

(e) With respect to each Trade Secret of Caliber or of an Acquired Subsidiary, the documentation relating to such Trade Secret is current, accurate and in sufficient detail and content to identify and explain it and allow its full and proper use without reliance on the knowledge or memory of any individual. Caliber and the Acquired Subsidiaries have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their respective Trade Secrets. Such Trade Secrets are not part of the public knowledge or literature, and have not been used, divulged, or appropriated either for the benefit of any Person (other than Caliber and the Acquired Subsidiaries) or to the detriment of Caliber or the Acquired Subsidiaries.

(f) Section 3.16(f) of the Disclosure Schedule includes a true and complete list of any rights (e.g. unlimited, limited, restrictive, government purpose license rights, and march-in) that any Governmental Authority has in any copyrights, patents, trademarks, Technology, or Software (other than Commercial Software) that Caliber or any of the Acquired Subsidiaries use in their respective businesses. Except as set forth in Section 3.16(f) of the Disclosure Schedule, neither Caliber nor any of the Acquired Subsidiaries has developed any item, component, process or software as a requirement of any Government Contract, or for which any Governmental Authority paid some or all of the cost of development.

3.17 Scheduled Contracts and Proposals.

(a) Scheduled Contracts. Section 3.17(a) of the Disclosure Schedule is a true and complete description of all “Scheduled Contracts” (as hereinafter defined) to which either Caliber or an Acquired Subsidiary is a party, by which its assets are bound, or which otherwise pertain to the businesses of Caliber and the Acquired Subsidiaries. For the purposes of this Section 3.17(a), the term “Scheduled Contracts” shall mean the following written or oral contracts, agreements, indentures, instruments, commitments and amendments thereof with suppliers, customers, producers, consumers, lenders of Caliber and the Acquired Subsidiaries and other third parties that are currently in effect, but excluding any agreement, contract or other document listed or required to be listed in any of Sections 3.18(b) through (f) of the Disclosure Schedule:

(i) loan and credit agreements, revolving credit agreements, security agreements, guarantees, notes, agreements evidencing any lien, conditional sales agreements, factoring agreements, leasing agreements, sale and leaseback and synthetic lease agreements, or title retention agreements;

(ii) hedging and similar agreements;

(iii) sales orders and other contracts and commitments for the future sale by Caliber or the Acquired Subsidiaries of goods, materials, supplies, services or equipment (other than Government Contracts) providing for annual payments greater than $10,000;

(iv) purchase orders and other contracts and commitments providing for annual payments greater than $10,000 for the future purchase of materials, supplies, services or equipment by Caliber or any of the Acquired Subsidiaries in excess of the requirements for normal operating inventories or for business now booked;

(v) agreements (other than “shrink wrap” licenses) relating to Intellectual Property Rights listed on Section 3.17(a) of the Disclosure Schedule;

(vi) contracts, agreements, indentures, instruments or commitments by and between Caliber or any of the Acquired Subsidiaries and Persons with whom Caliber or any of the Acquired Subsidiaries is not dealing at arm’s length;

(vii) agreements listed on Section 3.9(a) of the Disclosure Schedule;

(viii) franchise, distribution, license or consignment contracts or agreements;

(ix) sales, agency or advertising contracts or agreements commitments providing for annual payments greater than $10,000;

(x) leases under which Caliber or any Acquired Subsidiary is the lessor or lessee other than operating leases that require future payments by Caliber or any Acquired Subsidiary of less than $10,000 per annum;

(xi) management or service contracts or agreements, and contracts and agreements with Consultants, independent contractors and sub-contractors commitments providing for annual payments greater than $10,000;

(xii) agreements of any kind with any Affiliate of Caliber or any of the Acquired Subsidiaries;

(xiii) agreements of any kind relating to the business of Caliber or any of the Acquired Subsidiaries to which employees of Caliber or any Acquired Subsidiary, or entities controlled by them, are parties; and

(xiv) discount policies and practices.

(b) Status of Scheduled Contracts. Except as otherwise disclosed on Section 3.17(b) of the Disclosure Schedule, (x) each of the Scheduled Contracts is in full force and effect; (y) a true and complete copy of each written Scheduled Contract (and all amendments thereto) and a true and accurate summary of all provisions of each oral Scheduled Contract has been delivered or made available to ICF; and (z) there are no oral modifications or amendments to any of the Scheduled Contracts. In addition:

(i) All of the Scheduled Contracts have been legally awarded and are binding on the parties thereto, and Caliber or the applicable Acquired Subsidiary, as the case may be, is in material compliance with all terms and conditions in such Scheduled Contracts;

(ii) Neither Caliber nor any of the Acquired Subsidiaries has received any written notice of deficient performance or administrative deficiencies relating to any Scheduled Contract;

(iii) Neither Caliber nor any of the Acquired Subsidiaries has received any notice of any stop work orders, terminations, cure notices, show cause notices or notices of default or breach under any of the Scheduled Contracts, nor, to the Knowledge of Caliber, has any such action been threatened or asserted;

(iv) Each Scheduled Contract was entered into in the ordinary course of business and, based upon assumptions that Caliber’s or the applicable Acquired Subsidiaries’ management believes to be reasonable and subject to such assumptions being fulfilled, should be capable of being performed in accordance with its terms and conditions without a loss. There is no Scheduled Contract for which the most recent estimated total costs of completing, including any unexercised options, as estimated in good faith by Caliber or the applicable Acquired Subsidiaries, indicates that such Scheduled Contract will be completed at a loss;

(v) There are no Scheduled Contracts for the provision of goods or services by Caliber or any of the Acquired Subsidiaries that include a liquidated damages clause or unlimited liability by Caliber or any of the Acquired Subsidiaries, or liability for consequential damages;

(vi) There are no Scheduled Contracts for the provision of goods or services by Caliber or any of the Acquired Subsidiaries that require Caliber or the applicable Acquired Subsidiaries to post a surety, performance or other bond or to be an account party to a letter of credit or bank guarantee;

(vii) There are no written claims of any type, or requests for equitable adjustments outstanding or, to the Knowledge of Caliber, threatened under any Scheduled Contracts in process and no money presently due to Caliber or to any Acquired Subsidiary on any Scheduled Contract has been withheld or set off or subject to attempts to withhold or setoff; and

(viii) No party to a Scheduled Contract has notified either Caliber, or any of the Acquired Subsidiaries that Caliber or any of the Acquired Subsidiaries has breached or violated any Law or any certification, representation, clause, provision or requirement of any Scheduled Contract.

(c) Proposals. Section 3.17(c) of the Disclosure Schedule sets forth a true and accurate summary of all bids, proposals, offers, or quotations (other than a “Bid” as defined in Section 3.18(a)) made by Caliber or any of the Acquired Subsidiaries that were outstanding as of the date of this Agreement (collectively the “Proposals”), true and complete copies of which have been made available to ICF. Section 3.17(c) of the Disclosure Schedule identifies each Proposal by number and the party to whom such bid, proposal, or quotation was made, the subject matter of such bid, proposal, or quotation and the proposed price. In addition:

(i) As estimated in good faith by Caliber or the applicable Acquired Subsidiaries (and based upon assumptions that Caliber’s or the applicable Acquired Subsidiaries’ management believes to be reasonable and subject to such assumptions being capable of being performed), each Proposal can be performed in accordance with its terms and conditions without a loss; and

(ii) None of the Proposals requires Caliber or the applicable Acquired Subsidiaries to post a surety, performance or other bond or to be an account party to a letter of credit or bank guarantee.

3.18 Government Contracting.

(a) Definitions. The following capitalized terms, when used in this Section 3.18, shall have the respective meanings set forth below:

(i) “Active”, whether or not capitalized, (1) when used to modify any Government Contract, Government Subcontract or Subcontract, means that final payment has not been made on such Government Contract, Government Subcontract or Subcontract, and (2) when used to modify any Teaming Agreement, “active” means that such Teaming Agreement has not terminated or expired.

(ii) “Bid” means any bid, proposal, offer or quotation made by Caliber or by a contractor team or joint venture, in which Caliber is participating, that, if accepted, would result in the award of a Government Contract or a Government Subcontract.

(iii) “Government Contract” means any prime contract, multiple award schedule contract, basic ordering agreement, letter contract, purchase order, delivery order or other commitment of any kind between Caliber and either the U.S. Government or a State Government.

(iv) “Government Subcontract” means any subcontract, basic ordering agreement, letter subcontract, purchase order, delivery order, or other commitment of any kind between Caliber and any prime contractor to either the U.S. Government or a State Government or any subcontractor with respect to a Government prime contract.

(v) “State Government” means any state, territory or possession of the United States or any department or agency of any of the above with statewide jurisdiction and responsibility.

(vi) “Subcontract” means any subcontract, basic ordering agreement, letter subcontract, purchase order, delivery order, consulting agreement or other commitment of any kind issued by Caliber to any Person in support of Caliber’s performance of a Government Contract or Government Subcontract.

(vii) “Teaming Agreement” has the same meaning as the term, “Contractor team arrangement,” as defined in Federal Acquisition Regulation (“FAR”) 9.601.

(viii) “U.S. Government” means the United States Government or any department, agency or instrumentality thereof.

(b) Government Contracts and Subcontracts. Schedule 3.18(b) separately lists and identifies:

(i) Each Government Contract and Government Subcontract on which final payment was received after December 31, 2001 with a contract value in excess of $50,000, identified by contract number, customer and date of award (true and complete copies of which, including all modifications and amendments thereto, have been provided to Buyer);

(ii) Each active Government Contract and Government Subcontract with a contract value in excess of $50,000, identified by contract number, customer and date of award (true and complete copies of which, including all modifications and amendments thereto, have been provided to Buyer);

(iii) Each Government Contract and Government Subcontract on which final payment was received after December 31, 2001, that was negotiated (or modification thereto was negotiated) based on cost and pricing data that Caliber certified as being current, complete and accurate pursuant to the Truth in Negotiations Act (10 U.S.C. § 2306a; 41 U.S.C. § 256b).

(iv) Each active Government Contract and Government Subcontract that was negotiated (or modification thereto was negotiated) based on cost and pricing data that Caliber certified as being current, complete and accurate pursuant to the Truth in Negotiations Act (10 U.S.C. § 2306a; 41 U.S.C. § 256b).

(c) Bids. Section 3.18(c) of the Disclosure Schedule separately lists and identifies each outstanding Bid, identified by the Person to whom such Bid was made, the date submitted, the subject matter of such Bid, the anticipated award date and whether any such Bid is dependent, in whole or in part, on the “small business” or other status of Caliber under Applicable Law (true and complete copies of which, including all modifications and amendments thereto, have been provided to Buyer).

(d) Teaming Agreements. Section 3.18(d) of the Disclosure Schedule separately lists and identifies each active Teaming Agreement to which Caliber is a party (true and complete copies of which, including all modifications and amendments thereto, have been provided to Buyer);

(e) Subcontracts. Section 3.18(e) of the Disclosure Schedule separately lists and identifies each active Subcontract (true and complete copies of which, including all modifications and amendments thereto, have been provided to Buyer); and

(f) Marketing Agreements. Section 3.18(f) of the Disclosure Schedule separately lists and identifies each sales representation, consulting and other agreement regarding marketing and selling Caliber’s products and services to the U.S. Government, any State Government or any foreign government (or department, agency or instrumentality thereof), to which Caliber is (or has been at any time since December 31, 2001) a party (true and complete copies of which, including all modifications and amendments thereto, have been provided to Buyer).

(g) Status. Except as set forth on Section 3.18(g) of the Disclosure Schedule:

(i) Each active Government Contract, Government Subcontract and Subcontract is in full force and effect, has been legally awarded and is binding on Caliber and, to the Knowledge of Caliber, the other party thereto, and no active Government Contract, Government Subcontract or Subcontract is subject to any oral modifications or amendments.

(ii) Each active Teaming Agreement is in full force and effect and is binding on Caliber and, to the Knowledge of Caliber, the other party thereto, and no active Teaming Agreement is subject to any oral modifications or amendments.

(iii) Caliber has substantially complied with all material terms and conditions of each active Government Contract, Government Subcontract, Subcontract and Teaming Agreement, including all clauses, provisions and requirements incorporated therein expressly, by reference or by operation of Applicable Law.

(iv) All representations and certifications executed, acknowledged or set forth in or pertaining to any Bid submitted by Caliber or to any Government Contract or Government Subcontract awarded to Caliber, in each case since December 31, 2001, were current, accurate and complete in all material respects as of their respective effective dates, and Caliber has complied in all material respects with all such representations and certifications.

(v) Neither the U.S. Government, any State Government nor any prime contractor, subcontractor or other person has notified Caliber that Caliber has breached or violated any Applicable Law or any certification or representation pertaining to any Bid, Government Contract or Government Subcontract.

(vi) No active Government Contract was awarded to Caliber pursuant to the Small Business Innovative Research (“SBIR”) program or any set-aside program (small business, small disadvantaged business, 8(a), woman owned business, etc.) or as a result of Caliber’s “small business” or other status under Applicable Law.

(vii) To the Knowledge of Caliber, no active Government Subcontract was awarded to Caliber as a result of Caliber’s “small business” or other preferred status.

(viii) No active Government Contract was awarded to Caliber on a sole source basis and/or without competition.

(ix) No active Government Contract or Government Subcontract or outstanding Bid includes a liquidated damages clause or any requirement to post a surety, performance or other bond or to be an account party to a letter of credit or bank guarantee.

(x) The cost accounting practices that Caliber is using (and has used since December 31, 2001) to estimate and record costs in connection with the submission of Bids and performance of Government Contracts and Government Subcontracts are (and have been) in substantial compliance with Applicable Law, including but not limited to, the FAR Cost Principles (48 C.F.R. Part 31) and Cost Accounting Standards (48 C.F.R. Chap. 99), and have been properly disclosed to the U.S. Government (if required to be disclosed by Applicable Law).

(xi) Neither Caliber, nor any of its directors, officers or employees or any of them, is (or has been at any time since December 31, 2001) subject to a negative contractor performance assessment report, suspended or debarred from doing business with the U.S. Government or any State Government, or nonresponsible or ineligible for U.S. Government or State Government contracting; and to the Knowledge of Caliber, there are no circumstances that would warrant in the future the institution of suspension or debarment proceedings, criminal or civil fraud or other criminal or civil proceedings or a determination of nonresponsibility or ineligibility against Caliber or any of its directors, officers or employees.

(xii) Since December 31, 2001, no Government Contract or Government Subcontract has been terminated for convenience or default, no stop work order, cure notice, show cause notice or other notice threatening termination or alleging noncompliance with any material term has been issued to Caliber with respect to any Government Contract or Government Subcontract, and to the Knowledge of Caliber, no event, condition or omission has occurred or exists that would constitute grounds for any such action with respect to any active Government Contract or Government Subcontract.

(xiii) No money presently due to Caliber on any active Government Contract or Government Subcontract has been, or to the Knowledge of Caliber threatened or likely to be, withheld or set off or subject to attempts to withhold or setoff.

(xiv) Caliber has not begun performance of any anticipated Government Contract or Government Subcontract or any anticipated option exercise or modification thereof prior to award, option exercise or modification or made any expenditures or incurred costs or obligations in excess of any applicable limitation of government liability, limitation of cost, limitation of funds or similar clause limiting the U.S. Government’s liability on any active Government Contract or Government Subcontract (including without limitation, any work being performed “at risk” in advance of receipt of funding).

(xv) Caliber and its respective employees hold such security clearances as are required to perform Government Contracts and Government Subcontracts of the type performed prior to the date of this Agreement by Caliber; to Caliber’s Knowledge, there are no facts or circumstances that could reasonably be expected to result in the suspension or termination of such clearances or that could reasonably be expected to render Caliber ineligible for such security clearances in the future; and Caliber has complied in all respects with all security measures required by Government Contracts, Government Subcontracts or Applicable Law.

(xvi) Each active Government Contract and Government Subcontract was entered into in the ordinary course of business and, based upon assumptions that Caliber’s management believes to be reasonable and subject to such assumptions being fulfilled, should be capable of being performed in accordance with its terms and conditions without a loss. There is no active Government Contract or Government Subcontract, for which the most recent estimated total costs of completing, including any unexercised options, as estimated in good faith by Caliber, indicates that such Government Contract or Government Subcontract will be completed at a loss.

(xvii) As estimated in good faith by Caliber (and based upon assumptions that Caliber’s management believes to be reasonable and subject to such assumptions being fulfilled), each outstanding Bid can be performed in accordance with its terms and conditions without a loss.

(h) Investigations.

(i) Neither Caliber nor any of its directors, officers or employees or, to the Knowledge of Caliber, any of its agents or consultants is (or has been since January 1, 2000) under administrative, civil (including, but not limited to, claims made under the False Claims Act, 18 U.S.C.§ 287) or criminal investigation, indictment or information, audit or internal investigation with respect to any alleged irregularity, misstatement, act or omission arising under or relating to any Government Contract or Government Subcontract;

(ii) Caliber has not made a voluntary disclosure to the U.S. Government or any State Government with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Subcontract; and

(iii) To the Knowledge of Caliber, there is no irregularity, misstatement, act or omission arising under or relating to any Government Contract or Government Subcontract that has led or could reasonably be expected to lead, either before or after the Closing Date, to any of the consequences set forth in (i)-(ii) above, or to any other damage, penalty assessment, recoupment of payment, or disallowance of cost.

(i) Audits.

(i) Section 3.18(i) of the Disclosure Schedule lists and identifies each audit report, including without limitation reports issued by the Defense Contract Audit Agency and any inspector general, and each notice of cost disallowance received by Caliber since January 1, 2000 relating to any Bid, Government Contract or Government Subcontract (true and complete copies of which have been provided to Buyer).

(ii) Since January 1, 2000, no cost in excess of $10,000 or group, type or class of cost in excess of $25,000 in the aggregate and which was incurred or invoiced by Caliber on any active Government Contract or Government Subcontract has been questioned or disallowed or otherwise has been the subject of a formal dispute.

(iii) Caliber has not incurred any material costs on any active cost-reimbursable Government Contract or Government Subcontract that are not “allowable” costs pursuant to FAR § 31.201-2 (48 CFR § 31.201-2) and any other applicable law or regulation and that have not been properly recorded as such in Caliber’s cost accounting books and records.

(iv) The reserves established by Caliber with respect to possible adjustments to the indirect and direct costs incurred by Caliber on any active Government Contract or Government Subcontract are reasonable and are adequate to cover any potential adjustments resulting from audits of any such Government Contract or Government Subcontract.

(j) Financing Arrangements. Except as set forth on Schedule 3.18(j), there exist no financing arrangements (e.g., an assignment of moneys due or to become due) with respect to any active Government Contract or Government Subcontract.

(k) Protests. Except as set forth on Section 3.18(k) of the Disclosure Schedule, no outstanding Bid or active Government Contract or Government Subcontract is subject to any protest to a procuring agency, the United States Government Accountability Office, the United States Small Business Administration or any other agency or court (whether Caliber is the protestor, an interested party or neither), and Caliber has no reason to believe that any outstanding Bid or active Government Contract or Government Subcontract may become subject to such a protest.

(l) Claims. Except as set forth on Section 3.18(l) of the Disclosure Schedule:

(i) Caliber has no interest in any pending or potential claim or request for equitable adjustment against the U.S. Government, any State Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract, Government Subcontract, Bid or Teaming Agreement.

(ii) There are no outstanding claims against Caliber, either by the U.S. Government, any State Government or any prime contractor, subcontractor, vendor or other third party, arising out of or relating to any Government Contract, Government Subcontract, Subcontract, Bid or Teaming Agreement, and to the Knowledge of Caliber, there are no facts that could reasonably be expected to give rise to or result in such a claim.

(iii) There exist no disputes between Caliber and the U.S. Government, any State Government, or any prime contractor, subcontractor, vendor or other third party, arising out of or relating to any active Government Contract, Government Subcontract, Subcontract or Teaming Agreement or outstanding Bid, and to the Knowledge of Caliber, there are no facts that could reasonably be expected to give rise to or result in such a dispute.

(m) Multiple Award Schedules.

(i) With respect to each active multiple award schedule Government Contract, Caliber (1) provided to the U.S. Government all information required by the applicable solicitation or otherwise requested by the Government; (2) submitted information that was current, accurate, and complete as of fourteen (14) calendar days prior to the date such information was submitted; and (3) disclosed all changes in Caliber’s commercial pricelist(s), discounts or discounting policies which occurred after the original submission of such information to the Government and prior to the completion of negotiations.

(ii) With respect to each active multiple award schedule Government Contract Section 3.18(m) of the Disclosure Schedule identifies the basis of award customer (or category of customers) and the Government’s price or discount relationship to the identified customer (or category of customers) agreed to by General Services Administration and Caliber at time of award of such Government Contract.

(iii) Except as set forth on Section 3.18(m) of the Disclosure Schedule, Caliber has complied with the notice and pricing requirements of the Price Reduction Clause in each active multiple award schedule Government Contract, and there are no facts or circumstances that could reasonably be expected to result in a demand by the U.S. Government for a refund based upon Caliber’s failure to comply with the Price Reductions Clause.

(iv) Caliber has filed all reports related to and paid all industrial funding fees required to be paid by Caliber under any active multiple award schedule Government Contract.

(v) All active orders issued to Caliber pursuant to each active multiple award schedule Government Contract are within the scope of such Government Contract.

(n) Government Furnished Property. Section 3.18(n) of the Disclosure Schedule identifies all personal property, equipment and fixtures loaned, bailed or otherwise furnished to Caliber by or on behalf of the U.S. Government for use in the performance of a Government Contract or Government Subcontract (“Government-Furnished Property”) and the Government Contracts or Government Subcontracts to which each item of Government-Furnished Property relates. Caliber has complied in all material respects with all of its obligations relating to the Government-Furnished Property.

(o) Former Government Officials. Except as set forth on Section 3.18(o) of the Disclosure Schedule, Caliber does not employ any former government officials in key management positions or as consultants.

(p) Ethics Policy. Attached hereto at Section 3.18(p) of the Disclosure Schedule is Caliber’s “ethics compliance” policy regarding how its employees are required to conduct themselves and perform work under Government Contracts and Government Subcontracts. Each of Caliber’s employees has been provided a copy of that policy and instructed to comply with it. To the Knowledge of Caliber, each of its employees has conducted himself or herself in accordance with that policy.

(q) Timekeeping. Attached hereto at Section 3.18(q) of the Disclosure Schedule is Caliber’s policy regarding how its employees are to record their time and complete their time cards. Each of Caliber’s employees has been provided a copy of that policy and instructed to comply with it. To the Knowledge of Caliber, each of its employees has recorded his or her time and completed his or her time cards in accordance with that policy.

3.19 Clients.

No supplier, producer, consumer, financial institution or other party to any Scheduled Contract has threatened to, or notified Caliber of any intention to terminate its relationship with Caliber or any Acquired Subsidiary prior to a scheduled termination date or materially alter its relationship with Caliber or any Acquired Subsidiary.

3.20 Backlog.

Section 3.20 of the Disclosure Schedule sets forth the contract backlogs of Caliber and each of the Acquired Subsidiaries, as of July 31, 2005. Section 3.20 of the Disclosure Schedule includes with respect to each Government Contract (a) the name of each customer, (b) an indication whether Caliber or the applicable Acquired Subsidiary is acting as the prime contractor or a subcontractor, (c) a reference as to whether the applicable Government Contract is for a fixed price or other type of contract, (d) the periods of performance, (e) the activity of the applicable Government Contract, (f) the contract revenue for 2004, (g) the dollar value of the contract, (h) the contract revenue from inception of the applicable Government Contract, (i) the dollar amount of the backlog, (j) the funding for the applicable Government Contract, (k) the funded portion of the backlog, (l) the unfunded portion of the backlog, and (m) adjustments to backlog.

3.21 Compliance with Laws.

Caliber and each of the Acquired Subsidiaries has been and is in compliance with each Law that is or was applicable to it or the conduct or operation of its business or the ownership or use of any of its assets, except where any such failure to be in compliance with such Law would not reasonably be expected to have a material adverse effect on Caliber or any of the Acquired Subsidiaries. No event has occurred or circumstance exists that (with or without notice or lapse of time) (a) would constitute or result in a material violation by Caliber or any of the Acquired Subsidiaries of (or failure on the part of Caliber or any of the Acquired Subsidiaries to comply in all material respects with) any such applicable Law, or (b) would give rise to any obligation on the part of Caliber or any of the Acquired Subsidiaries to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature under any such applicable Law. Neither Caliber nor any of the Acquired Subsidiaries has received, at any time during the past three years, any notice or other communication (whether oral or written) from any Governmental Authority regarding (a) any actual, alleged, or potential violation of, or failure to comply with, any such applicable Law, or (b) any actual, alleged, or potential obligation on the part of Caliber or any of the Acquired Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature under any such applicable Law. Notwithstanding anything to the contrary contained in this Section 3.21, Caliber, the Founders and ICF (a) acknowledge that (i) the Department of Labor, Office of Federal Contract Compliance Programs, is currently conducting an audit of Caliber’s affirmative action practices and (ii) Caliber has not filed certain Form 5500s with respect to certain Plans and (b) agree that all Form 5500s for all Plans through the date of Closing (regardless of whether then due or not) be filed and (c) further agree that to the extent not fully and finally resolved as of the Closing Date, any and all costs, expenses, fees, penalties, remunerative action and or amendments to previously filed forms or documents that are or may be required to be filed in connection with the foregoing Department of Labor audit and/or the late filing of the Form 5500s are the responsibility of the Shareholder for which ICF shall be entitled to indemnification pursuant to Article IX below.

3.22 Environmental Matters.

Caliber and each of the Acquired Subsidiaries has complied in all material respects with, and is in material compliance with, all applicable Environmental Laws and has no Environmental Liabilities.

3.23 Licenses and Permits.

(a) Caliber and each of the Acquired Subsidiaries has all licenses, permits and other authorizations from Governmental Authorities necessary for the conduct of their respective business as conducted in the normal course of business prior to and as of the date hereof (collectively “Permits”), except for where the failure to obtain such Permits would not have a material adverse effect on them. Section 3.23(a) of the Disclosure Schedule sets forth a list of all Permits held by Caliber and each of the Acquired Subsidiaries.

(b) Except as set forth on Section 3.23(a) of the Disclosure Schedule, (i) each of the Permits is in full force and effect, (ii) Caliber and each of the Acquired Subsidiaries is in full compliance with the terms, provisions and conditions thereof, (iii) there are no outstanding violations, notices of noncompliance, judgments, consent decrees, orders or judicial or administrative actions, investigations or proceedings adversely affecting any of said Permits, and (iv) no condition (including, without limitation, this Agreement and the Contemplated Transactions) exists and no event has occurred that (whether with or without notice, lapse of time or the occurrence of any other event) would reasonably be expected to result in the suspension or revocation of any of said Permits other than by expiration of the term set forth therein, except in each case where such a suspension or revocation would not reasonably be expected to have a material adverse effect on Caliber or any of the Acquired Subsidiaries.

3.24 Absence of Certain Business Practices.

None of Caliber or the Acquired Subsidiaries, any officer, employee or agent of Caliber or the Acquired Subsidiaries, or any other Person acting on their behalf has, directly or indirectly, since the formation of Caliber and the Acquired Subsidiaries, given, offered, solicited or agreed to give, offer or solicit any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment, regardless of form and whether in money, property or services, to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Caliber or any of the Acquired Subsidiaries in connection with the design, development, manufacture, distribution, marketing, use, sale, acceptance, maintenance or repair of their respective products and services (or assist Caliber or any of the Acquired Subsidiaries in connection with any actual or proposed transaction relating to the products and services of Caliber or any of the Acquired Subsidiaries) (a) that subjected or might have subjected Caliber or any of the Acquired Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) that, if not given in the past, might have had a material adverse effect on the business of Caliber or any of the Acquired Subsidiaries as it relates to the products and services of Caliber or any of the Acquired Subsidiaries, (c) that, if not continued in the future, might have a material adverse effect on Caliber or any of the Acquired Subsidiaries, or subject Caliber or any of the Acquired Subsidiaries to suit or penalty in any private or governmental litigation or proceeding, (d) for any purposes described in Section 162(c) of the Code, or (e) for the purpose of establishing or maintaining any concealed fund or concealed bank account.

3.25 Litigation.

(a) Except as set forth on Section 3.25(a) of the Disclosure Schedule, there are no:

(i) actions, suits, claims, trials, written demands, investigations, arbitrations, or other proceedings (whether or not purportedly on behalf of the businesses of Caliber or any of the Acquired Subsidiaries) pending or, to the Knowledge of Caliber, threatened against or with respect to Caliber or any of the Acquired Subsidiaries, or their respective properties or businesses; or

(ii) outstanding judgments, orders, decrees, writs, injunctions, decisions, rulings or awards against or with respect to Caliber or any of the Acquired Subsidiaries, or their respective properties or businesses.

(b) Neither Caliber nor any of the Acquired Subsidiaries (nor the businesses of any of them) are in default with respect to any judgment, order, writ, injunction, decision, ruling, decree or award of any Governmental Authority. To the Knowledge of Caliber, except as set forth on Section 3.25(b) of the Disclosure Schedule, there is no reasonable basis for a claim against Caliber or any of the Acquired Subsidiaries relating to defective design, material, or performance.

(c) Section 3.25(c) of the Disclosure Schedule contains a true and complete description of all indemnification obligations of Caliber and each of the Acquired Subsidiaries, other than those ordinary and/or customary indemnification obligations included in Government Contracts or Government Subcontracts (except for Government Contracts and Subcontracts with Governmental Authorities other than the United States government or agencies thereof), including a description in reasonable detail of any such obligation for which the indemnitee has given notice of a claim or in connection with which, to the Knowledge of Caliber, there exits any facts that would reasonably cause it to believe an indemnification claim will be made.

3.26 Personnel Matters.

(a) True, accurate, and complete lists of all of the directors, officers, and employees of Caliber and each of the Acquired Subsidiaries, as of September 12, 2005 collectively, “Personnel”) and their positions are included on Section 3.26(a) of the Disclosure Schedule. True and complete information concerning the respective salaries, wages, and other compensation paid by Caliber, or the applicable Acquired Subsidiary, as the case may be, during 2002, 2003 and 2004 as well as dates of employment, and date and amount of last salary increase, of such Personnel has been provided previously to ICF.

(b) Except for amounts due under the Executive Deferred Compensation Plan, all bonuses and other compensation owed by Caliber and the Acquired Subsidiaries to their respective employees and consultants for periods prior to January 1, 2005, have been paid in full. Except for amounts due under the Executive Deferred Compensation Plan, a true and accurate list of the employees of Caliber or any applicable Acquired Subsidiaries that are eligible to bonuses or other compensation of any kind for periods from January 1, 2005 through the Closing Date (the “Accrued Bonuses”) are shown on Section 3.26(b) of the Disclosure Schedule; provided, however, that in no event shall the Accrued Bonuses in the aggregate exceed $566,000. The Interim Financial Statements, the Estimated Closing Balance Sheet and the Closing Balance Sheet shall include reserves sufficient to pay in full the Accrued Bonuses.

(c) Various Persons are entitled to receive deferred compensation under the Executive Deferred Compensation Plan (the “Executive Deferred Compensation”) shown on Section 3.26(c) of the Disclosure Schedule. The Interim Financial Statements, the Estimated Closing Balance Sheet and the Closing Balance Sheet shall accurately reflect the Employee Bonuses and the Executive Deferred Compensation and their payment.

(d) There are no disputes, grievances, or disciplinary actions pending, or, to the Knowledge of Caliber, threatened, by or between Caliber or any of the Acquired Subsidiaries and any Personnel.

(e) All personnel policies and manuals of Caliber and the Acquired Subsidiaries are listed on Section 3.26(e) of the Disclosure Schedule, and true, accurate, and complete copies of all such written personnel policies and manuals have been provided to ICF.

(f) Except for the Employee Bonuses or as otherwise listed on Section 3.26(f) of the Disclosure Schedule, neither Caliber nor any of the Acquired Subsidiaries is a party to any:

(i) management, employment, consulting, or other agreement with any Personnel or other person providing for employment or payments over a period of time or for termination or severance benefits, whether or not conditioned upon a change in control of Caliber or any of the Acquired Subsidiaries;

(ii) bonus, incentive, deferred compensation, severance pay, profit-sharing, stock purchase, stock option, benefit, or similar plan, agreement, or arrangement, whether written or unwritten;

(iii) collective bargaining agreement or other agreement with any labor union or other Personnel organization (and no such agreement is currently being requested by, or is under discussion by management with, any Personnel or others); or

(iv) other employment contract, non-competition agreement, or other compensation agreement or arrangement affecting or relating to Personnel or former Personnel of Caliber or any of the Acquired Subsidiaries, whether written or unwritten.

(g) To the Knowledge of Caliber, there do not exist any facts that would give reasonable cause to believe that there will occur a discontinuation after the Closing Date of any currently existing employment situation of any executive and managerial Personnel with respect to either Caliber or any of the Acquired Subsidiaries on the currently existing terms.

(h) To the Knowledge of Caliber, no officer, director, agent or employee of, or Consultant to, Caliber or any of the Acquired Subsidiaries is bound by any contract or agreement that purports to limit the ability of such officer, director, agent, employee, or Consultant to (i) engage in or continue in any conduct, activity, or practice relating to the business of Caliber or any of the Acquired Subsidiaries or (ii) assign to Caliber or the appropriate Acquired Subsidiary or to any other Person any rights to any Intellectual Property or any Intellectual Property Right.

(i) Except as set forth on Section 3.26(i) of the Disclosure Schedule, no leased employee, as defined in Code Section 414(n), or independent contractor performs service for Caliber or any Acquired Subsidiary.

3.27 Labor Matters.

(a) Neither Caliber nor any of the Acquired Subsidiaries is obligated by, or subject to, any order of the National Labor Relations Board or other labor board or administration, or any unfair labor practice decision.

(b) Neither Caliber nor any of the Acquired Subsidiaries is a party or subject to any pending or, to the Knowledge of Caliber, threatened labor or civil rights dispute, controversy or grievance or any unfair labor practice proceeding with respect to claims of, or obligations of, any employee or group of employees. Neither Caliber nor any of the Acquired Subsidiaries has received any notice that any labor representation request is pending or is threatened with respect to any employees of Caliber or any of the Acquired Subsidiaries.

(c) Caliber and each of the Acquired Subsidiaries is in compliance in all material respects with all applicable Laws and affirmative action programs respecting employment and employment practices, terms and conditions of employment and wages and hours, including but not limited to Executive Order 11246, as amended, the Workers’ Adjustment Retraining Notification Act and the Service Contract Act. This Section 3.27 does not extend to “ERISA” as defined in Section 3.28.

(d) No present or former employee of Caliber or any of the Acquired Subsidiaries has made or, to the Knowledge of Caliber threatened, any claim against Caliber or any of the Acquired Subsidiaries (whether under Federal or state law, pursuant to any employment agreement, or otherwise) on account of, or for: (i) overtime pay, other than for the current payroll period; (ii) wages or salary (excluding bonuses and amounts accruing under any pension or profit-sharing plan, including but not limited to any Pension Plan or Welfare Plan (as such terms are defined in Section 3.28)) for a period other than the current payroll period; (iii) vacation, time off or pay in lieu of vacation or time off, other than vacation or time off (or pay in lieu thereof) earned in respect of the current or past fiscal year or accrued on the most recent balance sheet for Caliber and the Acquired Subsidiaries, or (iv) payment under any applicable workers’ compensation law.

3.28 ERISA.

(a) Capitalized terms used in this Section 3.28 that are not otherwise defined in this Agreement shall have the meanings set forth below:

(i) “Benefit Arrangement” means any compensation or employment program (other than a Pension Plan or Welfare Plan), including but not limited, to any fringe benefit, incentive compensation, bonus, severance, deferred compensation and supplemental executive compensation plan.

(ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, as well as any rules and regulations promulgated thereunder by any Governmental Authority, as from time to time in effect.

(iii) “ERISA Affiliate” means a corporation that is a member of a controlled group of corporations with Caliber within the meaning of Code Section 414(b), a trade or business that is under common control with Caliber within the meaning of Code Section 414(c), or a member of an affiliated service group with Caliber within the meaning of Code Sections 414(m) or (o), including any such Entity that was an ERISA Affiliate at any time.

(iv) “PBGC” means the Pension Benefit Guaranty Corporation.

(v) “Pension Plan” means any employee pension benefit plan (as defined in ERISA Section 3(2)) that is or was maintained by Caliber or any ERISA Affiliate as of the date of this Agreement.

(vi) “Plan” means any Pension Plan, any Welfare Plan, and any Benefit Arrangement.

(vii) “Welfare Plan” means any employee welfare benefit plan (as defined in ERISA Section 3(1)) that is or was established or maintained by Caliber or any ERISA Affiliate.

(b) Section 3.28(b) of the Disclosure Schedule sets forth a list of: (i) each Pension Plan; (ii) each Welfare Plan; and (iii) each Benefit Arrangement, that Caliber or an ERISA Affiliate maintains or to which Caliber or an ERISA Affiliate contributes or has any obligation to contribute, or with respect to which Caliber or an ERISA Affiliate has any liability.

(c) Caliber and the Acquired Subsidiaries have delivered to ICF true, accurate and complete copies of (i) the documents comprising each Plan (or, with respect to any Plan that is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters that relate to the obligations of Caliber or any ERISA Affiliate); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, the PBGC or any other Governmental Authority that pertain to each Plan and any open requests therefor; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Governmental Authority with respect to the Plans during the most recent three years; and (v) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Plans.

(d) Neither Caliber nor any ERISA Affiliate has, at any time within six (6) years prior to the Effective Date, sponsored, maintained or contributed to a Pension Plan subject to Title IV of ERISA, a multiemployer plan (as defined in ERISA Section 3(37)), or a voluntary employees’ beneficiary association, as defined in Code Section 501(c)(9) (a “VEBA”).

(e) Full payment has been made of all amounts that are required under the terms of each Plan to be paid as contributions with respect to all periods prior to the Effective Date and any such amounts that are not required to be so paid under any Welfare Plan have been accrued on the Financial Statements.

(f) No prohibited transaction within the meaning of ERISA Section 406 or Code Section 4975 has occurred with respect to any Pension Plan as of the date of this Agreement, other than a transaction to which a statutory or administrative exemption has been granted.

(g) The form of each Pension Plan and Welfare Plan is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including, but not limited to, the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, the Uruguay Round Agreements Act, the Small Business Job Protection Act of 1996, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Taxpayer Relief Act of 1997, the Internal Revenue Service Restructuring and Reform Act of 1998, the Community Renewal Tax Relief Act of 2000, and the Economic Growth and Tax Relief Reconciliation Act of 2001, and except as set forth on Section 3.28(g) of the Disclosure Schedule, such plans have been operated in compliance in all material respects with such laws and the written Plan documents. Neither Caliber nor any of the Acquired Subsidiaries, nor any fiduciary of a Pension Plan has violated the requirements of Section 404 of ERISA. Except as set forth on Section 3.28(g) of the Disclosure Schedule, all required reports and descriptions of the Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Authority and distributed as required, and all notices required by ERISA or the Code or any other Laws with respect to the Pension Plans and Welfare Plans have been appropriately given. Notwithstanding anything to the contrary contained in this Section 3.28(g), Caliber, the Founders and ICF agree that to the extent not fully and finally resolved as of the Closing Date, any and all costs, expenses, fees, penalties, remunerative action and or amendments to previously filed forms or documents that are or may be required to be filed in connection with the late filing of the Form 5500s disclosed on Section 3.28(g) to the Disclosure Schedule are the responsibility of the Shareholder for which ICF shall be entitled to indemnification pursuant to Article IX below.

(h) Each Pension Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and to the Knowledge of Caliber there are no circumstances that will or could reasonably be expected to result in revocation of any such favorable determination letter. Each trust created under any Pension Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and, to the Knowledge of Caliber, there is no circumstance that will or could reasonably be expected to result in a revocation of such exemption.

(i) No charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand with respect to a Plan or to the administration or the investment of the assets of any Plan that Caliber or any ERISA Affiliate maintains or has maintained, or to which Caliber or any ERISA Affiliate contributes or has contributed, for the benefit of any current or former employee (other than routine claims for benefits) is pending or, to the Knowledge of Caliber, threatened that could reasonably be expected to result in a material liability to Caliber or any ERISA Affiliate or to such Plan or a fiduciary of such Plan.

(j) All contributions (including all employer contributions and employee contributions) that have been required to have been paid with respect to each Plan have been paid within the time required by such Plan or applicable Laws.

(k) Except as required by the Code or as set forth on Section 3.28(k) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of Caliber or an ERISA Affiliate.

(l) No written or oral representations have been made to any employee, former employee, or director of Caliber or any ERISA Affiliate at any time promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time (except to the extent of coverage required under COBRA or other applicable Law).

3.29 Tax Matters.

Except as set forth Section 3.29 of the Disclosure Schedule:

(a) Caliber has been a validly electing S corporation within the meaning of Section 1361 of the Code (an “S Corporation”) at all times from and after January 1, 2002. The Shareholder represents that all requirements for making the election to treat Caliber as an S Corporation (the “S Election”) were satisfied at the time the election was made and that the election was timely filed and in effect for all taxable years of Caliber for which federal and state income tax returns were filed based upon the continued validity of such S Election. The Shareholder represents that it is a permitted shareholder of an S Corporation under Section 1361 of the Code and that the Shareholder is and has been at all times during which the S Election has been in effect, the sole shareholder of Caliber. Caliber has, and at all times during which the S Election has been in effect, has had, only one class of common stock and does not have any outstanding options, contracts or other instruments that would constitute a second class of stock within the meaning of Section 1361(b)(1)(D) of the Code and the Treasury Regulations issued thereunder;

(b) Caliber is not the successor by merger or consolidation to any other entity;

(c) Caliber and the Shareholder (and any former shareholder of Caliber) have made all elections and filings necessary for the Subchapter S election and Subchapter S treatment of Caliber to be recognized at all times from and after January 1, 2002 for state income tax purposes in each state where it files income Tax Returns and where such Tax treatment is available, and Caliber has not at any time since January 1, 2002 made any election or filing to be treated as a Subchapter C corporation for state income Tax purposes in any of those states. Caliber has no liability or obligation to any state to pay income Tax upon any of Caliber’s taxable income that is, or has been, properly allocated to the Shareholder as a result of Caliber’s election to be treated as an S Corporation at any state or local level. Caliber has not at any time filed a group or composite Tax Return in the name or on behalf of any present or former shareholder for state income Tax purposes in any state where it has elected to be treated as an S Corporation;

(d) Caliber and the Acquired Subsidiaries, and every member of an affiliated group (as defined in Section 1504 of the Code) (and any comparable group for state, local or foreign Tax purposes) that has included Caliber or any of the Acquired Subsidiaries (for taxable periods in which Caliber or any of the Acquired Subsidiaries was included in such group) (each such corporation, including Caliber and each of the Acquired Subsidiaries, a “Taxpayer,” and collectively, the “Taxpayers”), have timely filed all Tax Returns required to have been filed by them, and have paid all Taxes required to be paid with such Tax Returns required to have been paid by them on or prior to the date hereof. The Tax Returns filed with respect to the Taxpayers are true, correct and complete in all material respects;

(e) None of such Tax Returns contains a disclosure statement with respect to Caliber or any of the Acquired Subsidiaries under Section 6662 of the Code (or any predecessor statute) or any similar provision of state, local or foreign law;

(f) No Taxpayer has received notice that the IRS or any other Taxing Authority has asserted against a Taxpayer any deficiency or claim for Taxes, and no issue has been raised by any Taxing Authority in any audit that would result in a proposed deficiency of any Taxpayer for any period not so examined. No claim has ever been made by a Taxing Authority with which any Taxpayer does not file Tax Returns that such Taxpayer is or may be subject to taxation by that Taxing Authority, nor, to the Knowledge of Caliber, is there any factual basis or legal basis for such claim;

(g) All Tax deficiencies asserted or assessed against the Taxpayers have been paid or finally settled with no remaining amounts owed;

(h) There is no pending or, to the Knowledge of Caliber, threatened action, audit, proceeding, or investigation with respect to the Taxpayers involving: (i) the assessment or collection of Taxes, or (ii) a claim for refund made by a Taxpayer with respect to Taxes previously paid;

(i) All amounts that are required to be collected or withheld by a Taxpayer, or with respect to Taxes of a Taxpayer, have been duly collected or withheld, and all such amounts that are required to be remitted to any Taxing Authority have been duly remitted;

(j) Neither Caliber nor any of the Acquired Subsidiaries (i) has been included in an affiliated group (as defined in Section 1504 of the Code) with a Person other than Caliber or an Acquired Subsidiary and (ii) has any liability for the Taxes of any Person (other than members of Caliber’s affiliated group as defined in Section 1504 of the Code) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

(k) There are no outstanding waivers of any statute of limitations with respect to the assessment of any Tax;

(l) Accruals or reserves for current taxes and deferred tax liabilities as stated in the Audited Financial Statements, and the Interim Financial Statements are all in accordance with GAAP and fairly reflect current and deferred liabilities for Taxes as of their respective dates;

(m) There are no Liens for Taxes due and payable upon the assets of any Taxpayer;

(n) No Taxpayer has participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code;

(o) None of the Taxpayers has made nor become obligated to make, nor will any of the Taxpayers, as a result of any event connected with any transaction contemplated herein and/or any termination of employment related to such transaction, make or become obligated to make, any “excess parachute payment,” as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof);

(p) There are no outstanding balances of deferred gain or loss accounts related to deferred intercompany transactions as described in Treasury Regulation Section 1.1502-13 (or predecessor regulations) or excess loss accounts described in Treasury Regulation Sections 1.1502-32 or 1.1502-19 (or predecessor regulations) or similar items, among any of the Taxpayers that will be recognized or otherwise taken into account as a result of the Contemplated Transactions;

(q) There are no outstanding requests for extensions of time within which to file returns and reports in respect of any Taxes owed by any Taxpayers;

(r) There are no elections, consents, or agreements as to Taxes in effect with respect to Caliber or any of the Acquired Subsidiaries that will remain in effect following the Closing Date and that have had a material effect on the taxable income of Caliber or any of the Acquired Subsidiaries prior to the Closing Date;

(s) Neither Caliber nor any of the Acquired Subsidiaries is a party to any tax-sharing agreement, or similar arrangement (whether express or implied), including any terminated agreement as to which it could have any continuing liabilities;

(t) No Taxpayer has applied for a ruling relating to Taxes from any Taxing Authority or entered into any closing agreement with any Taxing Authority;

(u) None of the assets of Caliber or any of the Acquired Subsidiaries is or will be required to be treated as (i) owned by another person pursuant to the safe harbor leasing provisions of the Code or (ii) property subject to Section 168(f) or (g) of the Code;

(v) Neither Caliber nor any of the Acquired Subsidiaries is or has ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code;

(w) Caliber has delivered to ICF correct and complete copies of Federal income Tax Returns and has made available to ICF state income Tax Returns filed on behalf of Caliber and the Acquired Subsidiaries for the three previous taxable years;

(x) No Person has been treated as an independent contractor of Caliber or any of the Acquired Subsidiaries for Tax purposes who should have been treated as an employee for such purposes;

(y) None of the Capital Stock of Caliber or of the Acquired Subsidiaries is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code;

(z) The Contemplated Transactions, either by themselves or in conjunction with any other transaction that any of the Taxpayers may have entered into or agreed to, will not give rise to any federal income tax liability under Section 355(e) of the Code for which any of the Taxpayers may in any way be held liable;

(aa) None of the Taxpayers is a party to any “Gain Recognition Agreements” as such term is used in the Treasury Regulations promulgated under Section 367 of the Code;

(bb) There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which any of the Taxpayers is a party and that could be treated as a partnership for federal income tax purposes;

(cc) None of the Taxpayers has, nor has any of them ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has any of them otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country; and

(dd) Neither Caliber, nor any Acquired Subsidiary has agreed, nor is required, to make any adjustment under Section 481 of the Code by reason of a change in accounting method, or otherwise, that will affect the liability of Caliber or any Acquired Subsidiary for Taxes for any taxable period after the Closing Date.

(ee) Caliber has never been liable for any Tax under section 1374 or 1375 of the Code.

3.30 Insurance.

Caliber and the Acquired Subsidiaries maintain the general liability, professional liability, product liability, fire, casualty, motor vehicle, workers’ compensation, and other types of insurance shown on Section 3.30 of the Disclosure Schedule. A list of all claims against such insurance since January 1, 2001 that individually exceed $5,000 in amount and the outcomes or status of such claims is set forth on Section 3.30 of the Disclosure Schedule.

3.31 Bank Accounts.

Section 3.31 of the Disclosure Schedule sets forth (i) the name of each Person with whom Caliber or any Acquired Subsidiary maintains an account or safety deposit box, (ii) the address where each such account or safety deposit box is maintained, and (iii) the names of all Persons authorized to draw thereon or to have access thereto.

3.32 Powers of Attorney.

Neither the Shareholder, Caliber, the Founders, nor any of the Acquired Subsidiaries has given any irrevocable power of attorney (other than pursuant to Section 2.5 hereof or other than such powers of attorney given in the ordinary course of business with respect to routine matters or as may be necessary or desirable in connection with the consummation of the Contemplated Transactions) to any Person for any purpose whatsoever with respect to Caliber or any of the Acquired Subsidiaries.

3.33 No Broker/Windsor Agreement.

Except for Windsor, which was retained by Caliber under a fee agreement dated December 21, 2004 (the “Windsor Agreement”), neither the Shareholder, Caliber, the Founders, nor any of the Acquired Subsidiaries (or any of their respective directors, officers, employees or agents) has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement or the Contemplated Transactions. On or before the Closing Date, Caliber will pay in full all fees and cost due Windsor now or at anytime under the Windsor Agreement and shall deliver a receipt signed by Windsor to such effect.

3.34 No Unusual Transactions.

Except as expressly contemplated by this Agreement or as set forth on Section 3.34 of the Disclosure Schedule, since December 31, 2004, Caliber and each of the Acquired Subsidiaries has conducted its business in the ordinary course and in a manner consistent with past practice and, without limiting the generality of the foregoing, neither Caliber, nor any of the Acquired Subsidiaries has:

(a) incurred or discharged any secured or any unsecured liability or obligation (whether accrued, absolute or contingent) other than liabilities and obligations disclosed in the December 2004 Balance Sheet or the Estimated Closing Balance Sheet and liabilities and obligations incurred since December 31, 2004 in the ordinary course of business and in a manner consistent with past practices;

(b) waived or cancelled any claim, account receivable or trade account involving amounts in excess of $25,000 in the aggregate;

(c) made any capital expenditures in excess of $25,000 in the aggregate;

(d) sold or otherwise disposed of or lost any capital asset or used any of its assets other than, in each case, for proper corporate purposes and in the ordinary course of business and in a manner consistent with past practices;

(e) issued any options to purchase any shares of its Capital Stock, or sold or otherwise disposed of any shares of its Capital Stock or any warrants, rights, bonds, debentures, notes or other corporate security;

(f) entered into any transaction, contract, agreement, indenture, instrument or commitment involving amounts in excess of $25,000 in the aggregate other than in the ordinary course of business and in a manner consistent with past practices or in connection with the Contemplated Transactions;

(g) suffered any extraordinary losses whether or not covered by insurance;

(h) modified its charter, bylaws or capital structure;

(i) reserved, declared, made or paid any dividend or redeemed, retired, repurchased, purchased, or otherwise acquired shares of its Capital Stock, options to purchase such stock, or any of its other corporate securities;

(j) suffered any material shortage or any material cessation or interruption of inventory shipments, supplies or ordinary services;

(k) entered into an employment agreement or made (i) (A) any increase in the rate or change in the form of compensation or remuneration payable to or to become payable to any of its directors or officers, or (B) any increase in the rate or change in the form of compensation or remuneration payable to or to become payable to any of its employees, licensors, licensees, franchisors, franchisees, distributors, agents, or suppliers, other than such increases or changes in the ordinary course of business and consistent with past practices, or (ii) any bonus or other incentive payments or arrangements with any of its, directors, officers, employees, licensors, licensees, franchisors, franchisees, distributors, agents, suppliers, or customers;

(l) removed any director or terminated any officer except those directors and officers who will resign in accordance with Section 7.6;

(m) entered into, terminated, cancelled, amended or modified any material contract, other than in the ordinary course of business or in connection with the Contemplated Transactions;

(n) made any change in its accounting policies, practices and calculations as utilized in the preparation of the December 2004 Financial Statements;

(o) voluntarily permitted any Person to subject the Shares or the properties of Caliber to any additional Lien;

(p) (i) made any loan or advance to, or (ii) assumed, guaranteed, endorsed or otherwise become liable with respect to the liabilities or obligations of, any Person;

(q) purchased or otherwise acquired any corporate security or other equity interest in any Person;

(r) changed its pricing, credit, or payment policies;

(s) incurred any indebtedness other than to trade creditors and financial institutions in the ordinary course of business and in a manner consistent with past practices;

(t) except as otherwise required by Law, entered into, amended, modified, varied, altered, or otherwise changed any of the Plans;

(u) changed its banking arrangements and signatories or granted any powers of attorney;

(v) purchased, sold, leased, or otherwise disposed of any of its properties or any right, title or interest therein other than in the ordinary course of business;

(w) failed to maintain its books in a manner that fairly and accurately reflects its income, expenses and liabilities in accordance with applicable accounting standards, including, without limitation, GAAP, and using accounting policies, practices and calculations applied on a basis consistent with past periods and throughout the periods involved;

(x) failed to maintain in full force and effect insurance policies on all of its properties providing coverage and amounts of coverage comparable to the coverage and amounts of coverage provided under its policies of insurance in effect through the Closing Date;

(y) [intentionally omitted];

(z) failed to maintain and keep its properties in good condition and working order, except for ordinary wear and tear;

(aa) materially modified or changed its business organization or materially and adversely modified or changed its relationship with its suppliers, customers and others having business relations with it; or

(bb) authorized, agreed or otherwise committed to any of the foregoing.

3.35 Full Disclosure.

Neither this Agreement nor any Schedule, agreement, document or certificate delivered pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which such statements were made.

ARTICLE IV

Representations and Warranties of ICF

As of the date of this Agreement, ICF represents and warrants to Caliber, the Shareholder and the Founders as follows:

4.1 Organization and Power.

(a) ICF is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Contemplated Transactions.

(b) ICF has all requisite corporate power to own or lease and operate its properties.

4.2 Corporate Authorization.

As of the Closing Date, ICF will have duly authorized the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of ICF and is enforceable against ICF in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3 No Violation.

Neither the execution and delivery of this Agreement nor the performance by ICF of its obligations hereunder will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in the violation of, or result in the creation of any Lien upon any of the assets of ICF, pursuant to the charter or bylaws of ICF or any material agreement, order, award, judgment, decree, Law, or any other material instrument to which ICF is a party or by which its properties may be bound.

4.4 Consents.

Neither the execution and delivery of this Agreement by ICF, nor consummation of the Contemplated Transactions or compliance with the terms of the Transaction Documents will require (a) the consent or approval under any agreement or instrument or (b) ICF to obtain the approval or consent of, or make any declaration, filing (other than administrative filings with Taxing Authorities, foreign companies registries and the like) or registration with, any Governmental Authority.

4.5 Litigation.

There is no claim, action, suit, proceeding or governmental investigation pending, or, to the Knowledge of ICF, threatened against or involving ICF that questions the validity of this Agreement or seeks to prohibit, enjoin or otherwise challenge the Contemplated Transactions.

4.6 Investment Intent.

ICF is purchasing the Shares for its own account for investment and not with a view to, or for sale in connection with, any distribution of any of the Shares. ICF acknowledges that the sale of the Shares has not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws and that such Shares may only be sold or otherwise disposed of under an effective registration statement under the Securities Act of 1933, as amended, or under an exemption therefrom. ICF has no contract, undertaking, agreement or arrangement with any person to sell, hypothecate, pledge, donate, or otherwise transfer (with or without consideration) to any such person any of the Shares, and ICF has no present plans or intention to enter into any such contract, undertaking, agreement, or arrangement.

4.7 Financial Ability.

To the Knowledge of ICF, and other than as referenced in Section 6.2(g), no condition of ICF exists that could reasonably be expected to prevent ICF from (i) obtaining a bank commitment letter satisfactory to ICF in respect of the funds necessary to finance the Contemplated Transactions or (ii) acquiring the funds necessary to finance the Contemplated Transactions.

ARTICLE V

Covenants

5.1 Conduct of Caliber.

Except as contemplated by this Agreement, during the period from the Effective Date to the Closing Date, the Shareholder will cause Caliber and the Acquired Subsidiaries to conduct their business and operations in the ordinary course and, to the extent consistent therewith, to use reasonable efforts to preserve their respective current relationships with customers, employees, suppliers and others having business dealings with them. Accordingly, and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing Date, without the prior written consent of ICF, Caliber and the Founders will not take, and the Shareholder will not permit Caliber to take, any action that would cause the representations set forth in Section 3.34 not to be true as of the Closing Date, except as expressly contemplated by this Agreement.

5.2 Access to Information Prior to the Closing; Confidentiality.

(a) During the period from the Effective Date through the Closing Date, the Shareholder and the Founders will cause Caliber to give ICF and its authorized representatives reasonable access during regular business hours to all offices, facilities, books and records of Caliber and the Acquired Subsidiaries as ICF may reasonably request; provided, however, that (i) ICF and its representatives shall take such action as is deemed necessary in the reasonable judgment of the Shareholder, Caliber and the Founders to schedule such access and visits through a designated officer of Caliber and in such a way as to avoid disrupting the normal business of Caliber, (ii) Caliber shall not be required to take any action that would constitute a waiver of the attorney-client or other privilege and (iii) Caliber need not supply ICF with any information that, in the reasonable judgment of the Shareholder, Caliber, or the Founders, Caliber is under a contractual or legal obligation not to supply, including, without limitation, as a result of any governmental or defense industrial security clearance requirement or program requirements of any Governmental Authority prohibiting certain persons from sharing information; provided, however, the Shareholder and the Founders will use their reasonable efforts to enable ICF to receive such information.

(b) ICF will hold and will cause its employees, agents, affiliates, consultants, representatives and advisors to hold any information that it or they receive in connection with the activities and transactions contemplated by this Agreement in strict confidence in accordance with and subject to the terms of the Confidentiality Agreement dated as of October 26, 2004 between ICF and Caliber (the “Confidentiality Agreement”).

5.3 Best Efforts.

Subject to the terms and conditions of this Agreement, each of the parties hereto will use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement at the earliest practicable date.

5.4 Consents.

Without limiting the generality of Section 5.3 hereof, each of the parties hereto will use its best efforts to obtain all licenses, permits, authorizations, consents and-approvals of all third parties and governmental authorities necessary in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing. Each of the parties hereto will make or cause to be made all filings and submissions under laws and regulations applicable to it as may be required for the consummation of the transactions contemplated by this Agreement. ICF, the Shareholder, Caliber, and the Founders will coordinate and cooperate with each other in exchanging such information and assistance as any of the parties hereto may reasonably request in connection with the foregoing.

5.5 Access to Books and Records Following the Closing.

Following the Closing, ICF shall permit the Shareholder, the Founders, and their authorized representatives, during normal business hours and upon reasonable notice, to have reasonable access to, and examine and make copies of, all books and records of Caliber, the Acquired Subsidiaries and/or ICF that relate to transactions or events occurring prior to the Closing or transactions or events occurring subsequent to the Closing that are related to or arise out of transactions or events occurring prior to the Closing; provided, however, (a) that the Shareholder and the Founders, and their representatives shall take such action as is deemed necessary in the reasonable judgment of ICF and Caliber to schedule such access and visits through a designated officer of Caliber and in such a way as to avoid disrupting the normal business of ICF and/or Caliber, (b) neither ICF nor Caliber shall be required to take any action that would constitute a waiver of the attorney-client or other privilege and (c) neither ICF nor Caliber need supply the Shareholder, the Founders, or their representatives with any information which, in the reasonable judgment of ICF or Caliber, ICF or Caliber (as the case may be) is under a contractual or legal obligation not to supply, including, without limitation, as a result of any governmental or defense industrial security clearance requirement or program requirements of any Governmental Authority prohibiting certain persons from sharing information. ICF agrees that it shall retain and shall cause Caliber to retain all such books and records for a period of seven years following the Closing, or for such longer period following the Closing as may be required by applicable Law.

5.6 Shareholder’s and Founders’ Post-Closing Confidentiality Obligation.

Following the Closing, except as otherwise expressly provided in this Agreement or in other agreements delivered in connection herewith, the Shareholder and each of the Founders shall, and shall cause their respective Affiliates, officers agents and representatives, as applicable to, (a) maintain the confidentiality of, (b) not use, and (c) not divulge, to any Person all confidential or proprietary information of Caliber, except with the prior written consent of ICF or to the extent that such information is required to be divulged by legal process, except as may reasonably be necessary in connection with the performance of any indemnification obligations under this Agreement or except as may be required by Law; provided, however, that the foregoing limitations shall not apply to information that (i) otherwise becomes lawfully available to the Shareholder or the Founders or their respective Affiliates, officers agents and representatives after the Closing Date on a nonconfidential basis from a third party who is not under an obligation of confidentiality to ICF or Caliber or (ii) is or becomes generally available to the public without breach of this Agreement by the Shareholder or the Founders or their respective Affiliates, officers agents and representatives.

5.7 Expenses.

(a) The Shareholder, Caliber, and the Founders shall bear all expenses incurred by each of them and ICF shall bear all expenses incurred by ICF, in connection with the negotiation of this Agreement and in the consummation of the Contemplated Transactions and the preparation therefor including but not limited to the Windsor Fee, and any fees costs and expenses with respect to attorneys, accountants, and other professional and consulting fees of Persons retained by Caliber, or the Shareholder, or the Founders (collectively, the “Transaction Costs”).

(i) The Shareholder has identified on Exhibit D the Windsor Fees, the Shareholder’s legal fees and all other third party consulting and professional fees related to the Contemplated Transactions and certain other Transaction Costs that it wishes to have ICF pay on its behalf at Closing (collectively the “Scheduled Transaction Costs”). The Estimated Cash Closing Price shall be reduced on a dollar-for-dollar basis for every dollar of the Scheduled Transaction Costs.

(ii) If and to the extent that there are any Transaction Costs that are (i) not included in the Scheduled Transaction Costs and (ii) are obligations and the responsibility of Caliber, or any of the Acquired Subsidiaries, then the Shareholder, at or prior to Closing, shall cause those obligations of Caliber and/or the Acquired Subsidiaries to be assumed by the Shareholder or the Founders and cause Caliber or the Acquired Subsidiaries, as the case may be, to be released from all such obligations and liabilities. Any release(s), each a “Transaction Costs Release” of Caliber, or any Acquired Subsidiary, shall be in a form reasonably satisfactory to ICF.

(b) Notwithstanding the foregoing, the obligation to pay Taxes shall be allocated pursuant to Section 5.11 rather than this Section 5.7.

5.8 Non-Competition and Non-Solicitation of Founders.

(a) For a period of four (4) years after the Closing Date (the “Non-Competition Period”), neither of the Founders shall participate, directly or indirectly, as principal, agent, employee, employer, consultant, stockholder, partner or in any other individual capacity whatsoever, and shall not permit any of his or her Affiliates to, engage in any business activities competitive with the business activities of Caliber as being conducted on, or prior to the Closing Date (collectively “Competitive Business Activities”). The foregoing (i) shall not prevent either of the Founders from owning for investment purposes up to 5% of the outstanding securities of a publicly traded company engaged in a Competitive Business Activity (provided, that in no event shall either of the Founders in the aggregate own more than (5%) of the outstanding securities of a publicly traded company engaged in a Competitive Business Activity); and (ii) shall not prevent Croan, after termination of employment with ICF, from participating, directly or indirectly, in any business activities of an entity or organization described in Section 501(c)(3) of the Code, provided Croan gives ten (10) business days’ prior written notice to ICF of any such business activities that would otherwise be deemed Competitive Business Activities but for this clause (ii) and either (a) ICF consents to such activities in writing or (b) fails to respond to the notice by the tenth (10th) business day following such notice.

(b) For a period of five (5) years after the Closing Date (the “Non-Solicitation Period”), neither of the Founders will (for his or her own benefit or for the benefit of any Person other than ICF) hire, or assist any Person to hire, any Person who is at any time during the Non-Solicitation Period an officer, director, executive or employee of ICF (or any Affiliate of ICF), or solicit, or assist any Person or Entity other than ICF to solicit, any such officer, director, executive, or employee to leave his or her employment; provided, however, that the foregoing shall not apply to any such Person who is terminated by ICF (or any of its Affiliates) after the Closing Date or terminates his or her employment with ICF (or any of its Affiliates) after the Closing Date without any solicitation from any Founder, and six (6) months have elapsed since such termination.

(c) During the Non-Solicitation Period, each of the Founders agrees that he or she will not, either individually for him or herself, or for the benefit of any other entity, either as employee, consultant, investor or in any other capacity whatsoever: (i) solicit to perform for any Customer or Prospective Customer, or (ii) to sell to any Customer or Prospective Customer any products that are similar and/or competitive with any products offered for sale by Caliber as of the Closing Date, or (iii) to perform for any Customer or Prospective Customer, any services of a nature or kind similar to and/or competitive with services provided by (or proposed to be provided by) Caliber as of the Closing. For purposes of this Agreement, “Customer” means any entity that has purchased services or goods from Caliber at any time within two (2) years prior to the Closing Date and “Prospective Customer” means any entity either identified by Caliber for solicitation (as evidenced by Caliber’s written corporate records), or solicited by Caliber as of the Closing Date.

(d) Each of the Founders hereby acknowledges that (i) the markets served by Caliber and ICF are not dependent on the geographic location of executive personnel or the businesses by which they are employed, (ii) the length of the Non-Competition Period, or the Non-Solicitation Period, as applicable and the scope of this Section 5.8 were negotiated in the context of the Contemplated Transactions, and (iii) the above covenants are manifestly reasonable on their face and have been designed to be reasonable and no greater than is required for the protection of ICF.

(e) Each of the Founders hereby agrees that ICF’s remedies at law for any breach or threat of breach by him of any of the provisions of this Section 5.8 will be inadequate, and that ICF shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 5.8 and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which ICF may be entitled at law or equity.

(f) Should any provision of this Section 5.8 be determined to be unenforceable or prohibited by any applicable law, such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition without invalidating the balance of such provision or any other provision of this Section 5.8, and any such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(g) In consideration of the Founders agreeing to this Section 5.8, ICF agrees to make those payments to the Founders at those times shown on Exhibit C. In addition, under the terms of the Key Employee Offer Letters, each of the Key Employees is required to agree to certain non-compete and non-solicitation covenants for which each Key Employee will receive compensation as provided therein. All payments due under this Section 5.8 are hereinafter collectively referred to as the “Non-Compete/Non-Solicitation Payments.”

5.9 No Solicitation of Competitive Transactions.

During the period from the date hereof through the earlier to occur of (a) the Closing Date and (b) the termination of this Agreement in accordance with Article X, the Shareholder shall not permit Caliber or the Acquired Subsidiaries, and Caliber and the Founders will not (nor shall any of them permit any of their respective officers, directors, representatives, subsidiaries, or Affiliates (or the officers, directors, representatives, subsidiaries, or Affiliates of Caliber or any of the Acquired Subsidiaries) to), directly or indirectly, (i) initiate contact with, solicit, encourage or respond to any inquiries or proposals by, (ii) enter into any discussions, negotiations, agreements, arrangements or understandings with, (iii) disclose, directly or indirectly, any non-public information concerning Caliber’s business or properties to, or (iv) afford any access to Caliber’s properties, books and records to, any Person in connection with any possible proposal for the acquisition, directly or indirectly, of all or any substantial portion of the Shares, other Capital Stock of Caliber, or the assets or business of Caliber.

5.10 Personnel.

(a) For purposes of this Agreement, Caliber’s Personnel as of the Closing Date shall be categorized sometimes as (i) the Founders, (ii) the “Key Employees” (which shall mean and refer to those employees listed on Exhibit E), (iii) the “Non-Key Employees” (which shall refer to all employees of Caliber as of the Closing Date other than the Founders and the Key Employees), and (iv) “Non-Key Billable Employees” (which shall refer to those Non-Key Employees who are billable to customers of Caliber or an Acquired Subsidiary, as applicable).

(b) The Founders shall be required to sign employment agreements in the form attached hereto as Exhibit F (the “Croan / Bishop Employment Agreements”).

(c) Prior to the Closing each of the Key Employees will receive and shall be required, as a condition of employment, to countersign where appropriate and return to ICF the documents contained in an offer package that shall be comprised of (i) the Standard Employee Documents and (ii) an offer letter (the “Key Employee Offer Letter”) setting forth (A) the non-compete provisions that each Key Employee is expected to abide by and on which their employment with ICF is contingent (and the Non-Compete / Non-Solicitation Payments that the Key Employee is entitled to) and (B) the performance bonus that the Key Employee may earn, subject to management’s evaluation of the Key Employee’s contributions.

(d) Each Non-Key Employee shall receive and, as a condition of employment, be required to sign and return a confirmation accepting continued employment, ICF’s standard agreements, ICF’s Code of Ethics and a Degree Verification form, all in the form attached hereto and incorporated herein as Exhibit G (hereinafter collectively the “Standard Employee Documents”).

(e) From and after the Closing Date, any Key or Non-Key Employee who signs the documents contained in the Key Employee Offer Letter and/or the Standard Employee Documents, as applicable, and chooses to become an employee of ICF shall be given (to the extent he or she elects to participate and it is permitted by Law), credit for past service with Caliber for purposes of participation and vesting in any employee benefit plan offered by ICF.

5.11 Certain Tax Matters.

(a) Tax Periods Ending on or Before the Effective Date. ICF shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis (in each case, at its sole cost and expense) and on a basis reasonably consistent with past practice (unless ICF is advised otherwise by its outside tax consultants), all Tax Returns with respect to Caliber and the Acquired Subsidiaries for taxable periods ending on or prior to the Effective Date and required to be filed thereafter (the “Prior Period Returns”). ICF shall provide a draft copy of such Prior Period Returns to the Shareholder’s Representative for its review at least fifteen (15) Business Days prior to the due date thereof. The Shareholder’s Representative shall provide its comments to ICF at least five Business Days prior to the due date of such returns, and ICF shall make all changes requested by the Shareholder’s Representative in good faith (unless ICF is advised in writing by its independent outside accountants or attorneys that such changes (i) are contrary to applicable Law, or (ii) will or are likely to have a material adverse effect on ICF or any of its

Affiliates). Except as provided in Section 5.11(c), and only to the extent such Taxes have not been accrued or otherwise reserved for on the Closing Balance Sheets, all Taxes with respect to Caliber and the Acquired Subsidiaries shown to be due on such Prior Period Returns shall be the responsibility of the Shareholder. In the event that the Shareholder for any reason fails to make the payment contemplated in the previous sentence, then ICF may bring an indemnification claim under Article IX and the Shareholder and the Founders shall be jointly and severally liable for that payment.

(b) Tax Periods Beginning Before and Ending After the Effective Date.

(i) ICF shall prepare or cause to be prepared and file or cause to be filed, on a basis reasonably consistent with past practice, any Tax Returns of Caliber and the Acquired Subsidiaries for Tax periods that begin before the Effective Date and end after the Effective Date (“Straddle Periods”). ICF shall permit the Shareholder’s Representative to review and comment on each such Tax Return described in the preceding sentence at least fifteen (15) Business Days prior to the due date thereof, and ICF shall make all changes reasonably requested by the Shareholder’s Representative in good faith (unless ICF is advised in writing by its independent outside accountants or attorneys that such changes (i) are contrary to applicable Law, or (ii) will, or are likely to have a material adverse effect on ICF or any of its Affiliates). Within fifteen (15) days after the date on which ICF pays any Taxes of Caliber and the Acquired Subsidiaries with respect to any Straddle Period, the Shareholder shall, to the extent such Taxes have not been accrued or otherwise reserved for on the Closing Balance Sheets, pay to ICF the amount of such Taxes that relates to the portion of such Straddle Period ending on the Effective Date (the “Pre-Closing Tax Period”). In the event that the Shareholder for any reason fails to make the payment contemplated in the previous sentence, then ICF may bring an indemnification claim under Article IX and the Shareholder and the Founders shall be jointly and severally liable for that payment.

(ii) For purposes of this Agreement:

(1) In the case of any gross receipts, income, or similar Taxes that are payable with respect to a Straddle Period, the portion of such Taxes allocable to (A) the Pre-Closing Tax Period and (B) the portion of the Straddle Period beginning on the day next succeeding the Effective Date (the “Post-Closing Tax Period”) shall be determined on the basis of a deemed closing at the end of the Effective Date of the books and records of Caliber.

(2) In the case of any Taxes (other than gross receipts, income, or similar Taxes) that are payable with respect to a Straddle Period, the portion of such Taxes allocable to the portion of the Straddle Period prior to the Effective Date shall be equal to the product of all such Taxes multiplied by a fraction the numerator of which is the number of days in the Straddle Period from the commencement of the Straddle Period through and including the Effective Date and the denominator of which is the number of days in the entire Straddle Period; provided, however, that appropriate adjustments shall be made to reflect specific events that can be identified and specifically allocated as occurring on or prior to the Effective Date (in which case the Shareholder shall be responsible for any Taxes related thereto) or occurring after the Effective Date (in which case, ICF shall be responsible for any Taxes related thereto).

(iii) ICF shall be responsible for (1) any and all Taxes with respect to the Pre-Closing Tax Period of each Straddle Period to the extent such Taxes have been accrued or otherwise reserved for on the Closing Balance Sheet and (2) any Taxes with respect to the Post-Closing Tax Period of each Straddle Period.

(c) Cooperation on Tax Matters.

(i) ICF, the Shareholder, and the Founders shall cooperate fully, as and to the extent reasonably requested by any party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making their respective employees, outside consultants and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. ICF, the Shareholder, and the Founders agree (A) to retain all books and records with respect to Tax matters pertinent to Caliber and the Acquired Subsidiaries relating to any taxable period beginning before the Effective Date until the expiration of the statute of limitations (and, to the extent notified by ICF or the Shareholder’s Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the others reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other so requests, ICF, the Shareholder, or the Founders, as the case may be, shall allow one of the others to take possession of such books and records.

(ii) ICF, the Shareholder and the Founders further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii) ICF, the Shareholder and the Founders further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

(d) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Contemplated Transactions (including any transfer or similar tax imposed by any governmental authority) shall be shared equally between ICF on the one hand and the Shareholder and the Founders on the other, and each shall be responsible for one-half of such Taxes. The party required by Law to do so will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the other parties will join in the execution of any such Tax Returns and other documentation.

5.12 Public Announcements.

No one of ICF, Caliber, any of the Acquired Subsidiaries, the Shareholder, or either of the Founders will issue any press release or make any public statement with respect to this Agreement or the Contemplated Transactions, or disclose the existence of this Agreement to any Person or entity, prior to the Closing and, after the Closing, will not issue any such press release or make any such public statement without the prior consent of the other parties (which consent shall not be unreasonably withheld or delayed), subject to any applicable disclosure obligations pursuant to Applicable Law, provided that the party proposing to issue any press release or similar public announcement or communication in compliance with any such disclosure obligations shall use commercially reasonable efforts to consult in good faith with the other party before doing so.

5.13 Communications with Customers and Suppliers.

The Shareholder and ICF will mutually agree upon all communications with suppliers and customers of Caliber relating to this Agreement and the Contemplated Transactions prior to the Closing Date.

5.14 [Intentionally Omitted].

5.15 Assumption of Caliber ESOP.

Prior to the Closing the Shareholder shall cause the following to occur: (i) Caliber shall make a contribution to the capital of the ESOP Sponsor Subsidiary in the amount of $409,100.00 (the “Subsidiary Capitalization Amount”), (ii) the ESOP Sponsor Subsidiary shall adopt and assume the Caliber ESOP and shall succeed to all rights and obligations of Caliber thereunder, (iii) Caliber shall transfer all of its right, title, and interest in the issued and outstanding shares of capital stock of the ESOP Sponsor Subsidiary to one or more persons or entities designated by the trustee of the Caliber ESOP, and (iv) the ESOP Sponsor Subsidiary’s board of directors shall adopt a resolution terminating the Caliber ESOP effective upon completion of the Closing.

5.16 Post-Closing Covenants Relating to Caliber ESOP.

At the Closing, Caliber shall cause the ESOP Subsidiary to deliver to ICF a completed Form 5310 determination letter application with a written statement (in a form satisfactory to ICF’s legal counsel) that discloses the pre-Closing assumption of the Caliber ESOP by the ESOP Sponsor Subsidiary (the “Form 5310 Letter”). No later than thirty (30) days after the Closing Date, the Shareholder shall cause the ESOP Sponsor Subsidiary to file the Form 5310 Letter. In the event the Internal Revenue Service responds to such determination letter application with a proposal to disqualify the Caliber ESOP’s tax qualification solely on the basis of the ESOP Sponsor Subsidiary’s pre-Closing assumption of the sponsorship of the Caliber ESOP from Caliber, and such proposed disqualification cannot (after exhaustion of all available appeals) successfully be eliminated by the joint efforts of legal counsel for the ESOP Sponsor Subsidiary, the Caliber ESOP and ICF, ICF shall cause Caliber to re-assume sponsorship of the Caliber ESOP in order to prevent disqualification of the Caliber ESOP solely due to the ESOP Sponsor Subsidiary’s pre-Closing assumption of the Caliber ESOP (the “Resumption of

Sponsorship”). ICF shall (i) cause Caliber to pay all expenses solely relating to Caliber’s Resumption of Sponsorship, including any Internal Revenue Service Employee Plans Compliance Resolution System (“EPCRS”) sanctions or fees, (ii) in the event there is a final determination (after the exhaustion of all available appeals) that the Caliber ESOP is irremediably disqualified solely as a result of the ESOP Sponsor Subsidiary’s pre-Closing assumption of the Caliber ESOP, indemnify, or cause Caliber to indemnify, the ESOP Sponsor Subsidiary and the Caliber ESOP for all damages incurred by either or both relating to such irremediable disqualification.

5.17 Life Insurance.

Croan and ICF hereby agree that if ICF’s lender requires a life insurance policy to be obtained on Croan’s life as a condition to, or otherwise as a requirement for financing then each shall use their respective best efforts to cause such a life insurance policy to be obtained and issued in the amount and for the benefit of the beneficiary (ies) designated by the lender; provided, however, that the premium(s) payable with respect to the life insurance policy shall be payable and paid by ICF.

5.18 Termination of Qualified Pension Plans.

Prior to the Closing, Caliber shall terminate each of its tax-qualified Pension Plans and cause the distribution of participant accounts thereunder pursuant to the provisions of such plans. Prior to the Closing, Caliber shall provide ICF with copies of Plan documents effectuating such plan terminations. ICF shall take any necessary actions with respect to its plan to permit the rollover of eligible rollover distributions from the Caliber’s terminated Pension Plans to an ICF plan.

5.19 Termination and Amendment of Nonqualified Plan.

Prior to the Closing, Caliber shall: (a) obtain the written consent of all participants in the Caliber Excess Plan to the termination of such plan prior to the Closing and the distribution of all plan assets as soon as practicable thereafter; and (b) amend such plan to so provide for the plan’s termination prior to Closing and the distribution of all assets thereunder as soon as practicable.

5.20 Filing of Annual Reports.

Prior to the Closing, Caliber shall file all annual reports (Form 5500) with respect to all Plans as required by ERISA. Caliber shall provide ICF with copies of such filing prior to the Closing.

5.21 Post-Closing Operation of Caliber.

ICF hereby covenants and agrees that, during the Earn Out Period, ICF shall use commercially reasonable efforts to continue the business and operations of Caliber and the Acquired Subsidiaries in the ordinary course and, to the extent consistent therewith, to use commercially reasonable efforts to preserve (a) Caliber’s respective relationships with customers, employees, suppliers, and others having business dealings with Caliber and the Acquired

Subsidiaries, and (b) Caliber’s ability to achieve the Target Gross Profit and be Re-Awarded the Selected Contracts. Without limiting the generality of the preceding sentence, ICF shall, during the Earn Out Period, permit Caliber to bid on proposals for re-competition of the Selected Contracts at competitive indirect labor rates comparable to the existing indirect labor rates on each Selected Contract, as long as those indirect labor rates are consistent with the employee utilization rates and costs involved in performing those contracts. Notwithstanding the foregoing, Shareholder, Caliber, and the Founders understand that ICF intends to (and Shareholder, Caliber and the Founders hereby acknowledge and agree that ICF and its Affiliates may) (a) remove Caliber’s current information technology staff from Caliber immediately after Closing and combine them with other businesses of ICF or its Affiliates, (b) terminate some of Caliber’s non-billable staff after Closing (upon mutual agreement with Croan and/or Bishop during the first three (3) months after Closing and after discussion with Croan and/or Bishop thereafter), and (c) if utilization of Caliber’s staff is less than 5% below plan at any time during 2006, as calculated on ICF’s standard reports, and after discussing possible remedies for such shortfall with Croan and Bishop, take appropriate actions, up to and including instructing Croan, Bishop, or others to terminate sufficient Caliber staff to increase utilization to within 5% of plan. During the Earn Out Period, Business Units (excluding Caliber or the Acquired Subsidiaries) shall only use Caliber employees on projects pursuant to Section 2.2(b)(i). In addition, prior to the use by Caliber of any employee of any Business Unit during the Earn Out Period, the Shareholder’s Representative and the lead manager of such Business Unit shall negotiate in good faith and agree as to the portion of revenue generated by such employee that will be attributed to Caliber. ICF agrees that any such revenue during the Earn Out Period agreed to be allocated to Caliber pursuant to the preceding sentence shall be included in Caliber’s gross revenues for purposes of determining Caliber’s Gross Profits.

5.22 Bonuses.

Following the completion of the Closing, ICF shall cause Caliber (i) to pay fifty percent (50%) of the Accrued Bonuses to those employees eligible to receive Accrued Bonuses on or before March 15, 2006 and (ii) to pay the remaining 50% of the Accrued Bonuses no later than November 15, 2006. The parties agree that (a) the Accrued Bonuses are only payable to Persons that were employees of Caliber or the Acquired Subsidiaries as of the Closing Date and at all times between the Closing Date and the date of payment and (b) the amount of the Accrued Bonuses payable to each eligible employee shall be determined by Croan and Bishop, subject to approval, not to be unreasonably withheld, of ICF’s Chief Executive Officer and the Compensation and Distribution Committee of the Board of Directors of ICF. The parties agree that the entirety of the Accrued Bonuses shall be allocated. Notwithstanding anything herein to the contrary, the parties agree that senior Caliber employees shall remain eligible for 2006 ICF bonuses payable in 2007, consistent with ICF’s Incentive Compensation Plan practices.

5.23 Financing and Bank Commitment Letter.

Subject to the terms and conditions of this Agreement, ICF covenants and agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to obtain the financing necessary to consummate the Contemplated Transactions, including, without limitation, obtaining a bank commitment letter in respect of such financing. Upon ICF’s receipt of a bank commitment letter satisfactory to ICF (the “Commitment Letter”) in respect of the funds necessary to finance the Contemplated Transactions, ICF shall promptly provide a copy of such letter to Caliber and the Shareholder’ Representative.

5.24 Director and Officer Liability and Indemnification.

(a) For the 3 year period commencing on the Closing Date, Caliber shall, and ICF shall cause Caliber to maintain, pay all premiums due under and shall not permit to lapse or terminate, a Directors and Officers insurance policy with coverage and dollar amount limits substantially similar to Caliber’s Directors and Officers insurance in effect as of the date hereof.

(b) Prior to the Closing Date, Caliber shall take all proper corporate actions to amend, and shall amend, its Articles of Incorporation to add the indemnification provision set forth on Exhibit L attached hereto.

ARTICLE VI

Deliveries by All Parties at Closing

6.1 Conditions to All Parties Obligations.

The obligations of the parties to consummate the Contemplated Transactions are subject to the fulfillment prior to or at the Closing of each of the following conditions (any or all of which may be waived by the parties):

(a) No Injunction. On the Closing Date, there shall not be in effect any order issued by a court of competent jurisdiction restraining or prohibiting consummation of the transactions contemplated by this Agreement.

(b) Consents and Approvals. The Shareholder, Caliber or the Founders as the case may be, shall have obtained the (i) material consents and approvals, or waivers thereof, of third parties, including, without limitation, those consents identified on Section 3.4 of the Disclosure Schedule and consents otherwise required from governmental regulatory entities and (ii) material permits, in each case as set forth on Section 6.1(b) of the Disclosure Schedule.

(c) Escrow Agreements. Each of the parties hereto, together with the Escrow Agent, shall have entered into the Escrow Agreements.

(d) Litigation. No litigation regarding this Agreement or the Contemplated Transactions shall have commenced or be pending or threatened.

6.2 Conditions to the Shareholder Obligations.

The obligations of the Shareholder to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by the Shareholder):

(a) Representations and Warranties. The representations and warranties of ICF in this Agreement shall be true and correct in all material respects as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except for changes permitted under or contemplated by this Agreement.

(b) Performance. ICF shall have performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by ICF at or prior to the Closing.

(c) Deliveries. The Shareholder shall have received the deliveries contemplated by Article VIII.

(d) Release of Guarantees. The Founders shall have been released in writing from or indemnified by ICF for their personal guarantees with respect to Caliber’s Rosehaven Street office lease, and ICF shall indemnify and hold harmless the Founders from and against any Losses relating to such guarantees.

6.3 Conditions to ICF’s Obligations.

The obligations of ICF to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by ICF):

(a) Representations and Warranties. The representations and warranties of the Shareholder, Caliber and the Founders in this Agreement shall be true and correct in all material respects as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except for changes permitted under or contemplated by this Agreement.

(b) Performance. The Shareholder, Caliber and the Founders shall have performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by the Shareholder, Caliber and the Founders at or prior to the Closing.

(c) No Material Adverse Change. From December 31, 2004 until the Closing Date, there shall have been no material adverse change, or the occurrence of an event that has resulted or can reasonably be expected to result in such a change, in the business, operations, properties, contracts, customer relations or condition, financial or otherwise, of Caliber, other than changes expressly permitted under or contemplated by this Agreement.

(d) Deliveries. ICF shall have received the deliveries contemplated by Article VII.

(e) Due Diligence. ICF shall be satisfied with the results of its due diligence investigation of Caliber (including, without limitation, ICF’s review of the Acquired Business, contracts, assets, financial condition, prospects, customer relations, and operations), all as determined by ICF in its sole discretion.

(f) Matters Referred to in Disclosure Schedule. All matters, if any, referred to in the Disclosure Schedule as being taken, in process, or intended to be taken shall have been completed to the reasonable satisfaction of ICF.

(g) Financing. Approval of the Contemplated Transactions by ICF’s lenders; provided that upon execution of the Commitment Letter, the foregoing condition shall be applicable only to those approvals, consents, requirements and conditions of the lender(s) under the terms of the Commitment Letter.

(h) No Outstanding Options, Warrants etc. There shall be no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating Caliber to issue, sell or otherwise dispose of shares of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock.

(i) Windsor Fees. The Shareholder shall have provided a written receipt from Windsor acknowledging payment of all fees payable in connection with the consummation of the Contemplated Transactions pursuant to the Windsor agreement.

(j) Assumption of Caliber ESOP. Caliber shall have formed the ESOP Sponsor Subsidiary, made the Subsidiary Capitalization Amount to the ESOP Sponsor Subsidiary and otherwise satisfied and caused the ESOP Sponsor Subsidiary and Caliber to satisfy all of their respective obligations under Section 5.15 above.

(k) Retirement Plans. Caliber shall have terminated (i) the Caliber Associates, Inc. 401(k) Profit Sharing Plan, (ii) the Collins Management Consulting 401(k) Plan and (iii) the Fried and Sher 401(k) Plan.

(l) Termination of Executive Deferred Compensation Plan. Caliber shall have terminated the Executive Deferred Compensation Plan and paid in full all Executive Deferred Compensation and obtained releases satisfactory to ICF from each of the Founders (jointly the “Executive Deferred Compensation Releases”).

(m) Termination of Certain Employment Agreements. Caliber shall have terminated those employment agreements indicated on Exhibit Hand obtained releases satisfactory to ICF from each of the affected employees (collectively, the “Employment Agreement Release”).

ARTICLE VII

Deliveries by Shareholder, Caliber, and/or the Founders at Closing

On the Closing Date, the Shareholder, Caliber, and/or the Founders shall deliver or cause to be delivered to ICF:

7.1 Shareholder’s and Caliber’s Closing Certificate.

A certificate in the form attached hereto as Exhibit I, dated as of the Closing Date, signed by the Shareholder and Caliber certifying that:

(i) the Shareholder, Caliber, and all of the Acquired Subsidiaries respectively have performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by each of them, as applicable at or prior to the Closing;

(ii) from December 31, 2004 until the Closing Date, there has been no material adverse change, or the occurrence of an event that has resulted or can reasonably be expected to result in such a change, in the business, operations, properties, contracts, customer relations or condition, financial or otherwise, or prospects of Caliber and each of the Acquired Subsidiaries, other than changes expressly permitted under or contemplated by this Agreement;

(iii) no suit, action, investigation or other proceeding is pending or threatened before any Governmental Authority that seeks to restrain, prohibit or obtain damages or other relief in connection with this Agreement or consummation of the Contemplated Transactions or that questions the validity or legality of such transactions; and

(iv) this Agreement, the execution and delivery of all of the Transaction Documents and the consummation of the Contemplated Transactions have been approved by all necessary shareholders and corporate actions on the part of Caliber and all necessary consents required by the trustee of the Caliber ESOP (with copies of all resolutions to be attached to the certificate and to be certified as true and correct in the certificate).

7.2 Estimated Closing Balance Sheet.

The Estimated Closing Balance Sheet not less than two (2) Business Days prior to the Closing Date pursuant to Section 2.3(b).

7.3 Key Employee Agreements.

Those documents contained in the Key Employee Offer Letters required to be countersigned and/or signed prior to Closing.

7.4 Non-Key Billable Employees.

Standard Employee Documents signed by not less than ninety-five percent (95%) of the Non-Key Billable Employees.

7.5 Croan / Bishop Employment Agreements.

The execution and delivery by each of the Founders of their respective Croan/Bishop Employment Agreements.

7.6 Resignations of Directors and Officers.

Written resignations, dated as of the Effective Date, of all directors and officers of Caliber and each of the Acquired Subsidiaries.

7.7 Termination of Credit Facility/Facilities.

Evidence satisfactory to ICF that all amounts outstanding under any credit or loan agreements between Branch Banking and Trust Company and related agreements and notes have been paid in full or will be paid in full from proceeds of the Contemplated Transaction and that documentation providing for the release of all Liens on the assets of Caliber and the Acquired Subsidiaries is available for filing immediately after the Closing.

7.8 Release of Liens.

Evidence satisfactory to ICF that all Liens on Caliber’s and each of the Acquired Subsidiaries’ assets have been released or terminated, as the case may be.

7.9 Windsor Receipt.

Delivery of a receipt, in a form reasonably acceptable to ICF, signed by the Shareholder, Caliber and Founders that to their knowledge no claim for indemnification by Windsor under the terms of the Windsor Agreement exists or is pending and that no facts or circumstances exist as of the Closing Date that could give rise to such an indemnification claim acknowledging payment of all fees payable in connection with the consummation of the Contemplated Transactions pursuant to the Windsor agreement.

7.10 ESOP Sponsor Subsidiary; Assumption of Obligations.

Delivery to ICF of copies of all documents, in a form reasonably acceptable to ICF, evidencing the completion of all required actions described in Section 5.15.

7.11 Form 5310 Letter.

Delivery of the Form 5310 Letter.

7.12 Executive Deferred Compensation Releases.

Delivery of the Executive Deferred Compensation Releases.

7.13 Employment Agreement Releases.

Delivery of the Employment Agreement Releases.

7.14 Fairness Opinion.

Delivery of the opinion relied upon by the Shareholder (and which by its terms will not permit reliance by any other Person) issued by the Shareholder’s financial advisor that the Contemplated Transaction is fair from a financial point of view.

7.15 Transaction Costs Releases.

Delivery of any required Transaction Costs Releases.

7.16 Promissory Notes,

The original of each of those promissory notes (including the Founders’ Promissory Notes) listed on Exhibit J all marked “Paid and Cancelled.”

7.17 Further Instruments.

Such further instruments of assignments, conveyance or transfer or other documents of further assurance as ICF may reasonably request.

ARTICLE VIII

Deliveries by ICF at Closing

On the Closing Date, ICF shall deliver or cause to be delivered to the Shareholder, or to the Escrow Agent, as applicable:

8.1 Officer’s Certificate.

A certificate in the form attached hereto as Exhibit K, dated as of the Closing Date, signed by a senior officer of ICF certifying that:

(i) ICF has performed its obligations and complied to the extent applicable with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by ICF at or prior to the Closing;

(ii) no suit, action, investigation or other proceeding is pending or threatened before any Governmental Authority that seeks to restrain, prohibit or obtain damages or other relief in connection with this Agreement or consummation of the Contemplated Transactions or that questions the validity or legality of such transactions; and

(iii) this Agreement, the execution and delivery of all of the Transaction Documents and the consummation of the Contemplated Transactions have been approved by ICF’s board of directors (with copies of all resolutions to be attached to the certificate and to be certified as true and correct in the certificate).

8.2 Closing Cash Consideration and Escrow Deposits.

Pursuant to Section 2.2, the Closing Cash Consideration shall be delivered to the Shareholder and the Escrow Deposits shall be delivered to the Escrow Agent.

8.3 Founders Employment Agreements.

Execution and delivery by ICF of the Croan/Bishop Employment Agreements.

8.4 Further Instruments.

Such documents of further assurance as the Shareholder may reasonably request.

ARTICLE IX

Survival and Indemnification

9.1 Survival of Representations and Warranties.

(a) Except for the Surviving Representations, the representations and warranties of the Shareholder, Caliber and the Founders on the one hand, and ICF, on the other hand, in this Agreement or in any certificate or document delivered on or before the Closing Date shall survive any due diligence investigation by or on behalf of the parties hereto and the Closing and shall remain effective until eighteen (18) months following the Closing (the “Survival Date”). After the expiration of such period, such representations and warranties and the provisions of this Section 9.1(a) shall expire and be of no further force and effect except to the extent that a claim or claims shall have been asserted by ICF or the Shareholder, as the case may be, with respect thereto on or before the expiration of such period, provided however that the following representations and warranties (collectively the “Surviving Representations”) shall survive the Survival Date until the date specified below.

(i) Claims for indemnification based on breaches of representations and warranties of the Shareholder in Section 3.11 (Title to Shares) shall survive the Survival Date and claims for indemnification based on breaches of such representations and warranties may be made at any time following the Closing.

(ii) Claims for indemnification based on breaches of representations and warranties of the Shareholder in Sections 3.21 (Compliance with Laws), 3.22 (Environmental Matters), 3.24 (Absence of Certain Business Practices), 3.28 (ERISA), 3.29 (Tax Matters) pursuant to Section 9.2(b)(i)(C) shall survive the Survival Date and claims for indemnification based on breaches of such representations and warranties may be made up to the date that is three (3) months after the expiration of the applicable statute of limitations.

(iii) Claims for indemnification based on breaches of representations and warranties of the Shareholder in Section 3.18 (Federal and State Government Contracts) with respect to cost reimbursable Government Contracts shall survive the Survival Date and claims based on breaches of such representations and warranties may be made up to the date thirty (30) days after the applicable Governmental Authority has agreed on final indirect cost rates for any fiscal year that began prior to the Closing.

(b) The undersigned acknowledge and agree that the covenants contained in this Agreement, including, but not limited to the covenants contained in ARTICLE V above shall survive Closing and are unaffected by this Section 9.1.

(c) Any claim for indemnification under Sections 9.2(a)(i)(A) or 9.2(b)(i)(A) after the expiration of the applicable survival period above, shall be null and void.

9.2 Indemnification.

(a) By ICF.

(i) Subject to Section 9.2(g), following Closing, ICF shall protect, defend, indemnify and hold harmless the Shareholder, the Founders and their respective agents, representatives, successors, assigns, estates and heirs (“Shareholder Indemnitees”) from and against any losses, damages and expenses (including, without limitation, except as provided in Section 9.2(d), reasonable counsel fees, costs and expenses incurred in investigating and defending against the assertion of such liabilities) (collectively, “Losses”) that may be sustained, suffered or incurred by the Shareholder Indemnitees, and that are related to (A) any breach by ICF of its representations and warranties in this Agreement, (B) any breach by ICF of its covenants, agreements or obligations in or under this Agreement, including payments of the purchase price for the Shares, (C) Taxes as provided in paragraph (ii) of this Section 9.2(a) or (D) any liabilities of Caliber or the Acquired Subsidiaries following the Closing other than those liabilities for which the Shareholder and/or Founders have agreed to indemnify ICF pursuant to Section 9.2(b) of this Agreement.

(ii) The obligations of ICF under paragraph (i) of this Section 9.2(a) shall extend to (A) all Taxes with respect to taxable periods beginning after the Closing Date (including any Taxes with respect to transactions properly treated as occurring on the day after the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or any similar provision of state, local or foreign law) and (B) all Taxes with respect to Straddle Periods to the extent that such Taxes are allocable to the period after Closing pursuant to Section 5.11(b) or to the extent such Taxes are allocable to the period ending on or prior to the Closing Date and have been accrued or otherwise reserved for on the Closing Balance Sheet.

(b) By the Shareholder and the Founders.

(i) Subject to Sections 9.2(e), 9.2(f), 9.2(h), 9.2(i) and 9.3, following Closing, the Shareholder and the Founders jointly and severally shall protect, defend, indemnify and hold harmless ICF, Caliber, the Acquired Subsidiaries and their respective Affiliates, and their officers, directors, employees, agents, representatives, successors and assigns (“ICF Indemnitees”) from and against any Losses that may be sustained, suffered or incurred by ICF Indemnitees and that are related to (A) any breach by the Shareholder, Caliber or the Founders of their respective representations and warranties in this Agreement, (B) any breach by the Shareholder or Caliber or the Founders of covenants and obligations in or under this Agreement, including, but not limited to the Shareholder’s obligations to make payments to ICF pursuant to Section 2.3(e) and the Shareholder’s, Caliber’s or the Founders’ obligations pursuant to Article V (including but not limited to Shareholder’s obligations under Sections 5.8 and 5.9 and obligations to make payments to ICF pursuant to Section 5.11(a) and 5.11(b)), (C) Taxes as provided in paragraph (ii) of this Section 9.2(b), to the extent such Taxes have not been accrued or otherwise reserved for on the Closing Balance Sheet) and (D) the Transaction Costs incurred by the Shareholder, Caliber or the Founders (excluding the Scheduled Transaction Costs), it being the intent of the parties that all of the provisions of this Agreement shall be interpreted to avoid requiring the Shareholder or the Founders to pay (or receive a reduction in purchase price) twice for the same item.

(ii) The obligations of the Shareholder and the Founders under paragraph (i) of this Section 9.2(b) shall extend to (A) all Taxes with respect to taxable periods ending on or prior to the Closing Date and (B) all Taxes with respect to Straddle Periods to the extent that such Taxes are allocable to the period prior to Closing pursuant to Section 5.11(b) to the extent such Taxes have not been accrued or otherwise reserved for on the Closing Balance Sheet. Such obligations shall be without regard to whether there was any breach of any representation or warranty under Article III with respect to such Tax or any disclosures that may have been made with respect to Article III or otherwise. The indemnification obligations under this paragraph (ii) shall apply even if the additional Tax liability results from the filing of a return or amended return with respect to a pre-Closing Date transaction or period (or portion of a period) by ICF. ICF shall not cause or permit Caliber or any Acquired Subsidiary to file an amended Tax Return with respect to any taxable period ending on or prior to the Closing Date or any Straddle Period unless (y) the Shareholder’s Representative consents in its sole discretion or (z) ICF obtains an unqualified legal opinion in form and substance reasonably acceptable to the Shareholder’s Representative from counsel reasonably acceptable to the Shareholder’s Representative that such amendment is legally required to be filed (provided, further, that such legal opinion may not assume any facts that are disputed in good faith by the Shareholder’s Representative). In the event of any conflict between the provisions of this Section 9.2(b)(ii) and any other provision of this Agreement, the provisions of this Section shall control.

(c) Procedure for Third-Party Claims.

(i) If any Third-Party Claims shall be commenced, or any claim or demand shall be asserted (other than audits or contests with Taxing Authorities relating to Taxes), in respect of which the Indemnified Party proposes to demand indemnification by Indemnifying Party under Sections 9.2(a) or 9.2(b), the Indemnified Party shall notify the Indemnifying Party in writing of such demand and the Indemnifying Party shall have the right to assume the entire control of the defense, compromise or settlement thereof (including the selection of counsel), subject to the right of the Indemnified Party to participate (with counsel of its choice), but the fees and expenses of such additional counsel shall be at the expense of the Indemnified Party. The Indemnifying Party will not compromise or settle any such action, suit, proceeding, claim or demand (other than, after consultation with Indemnified Party, an action, suit, proceeding, claim or demand to be settled by the payment of money damages and/or the granting of releases, provided that no such settlement or release shall acknowledge the Indemnified Party’s liability or obligate ICF with respect to activities of Caliber) without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

(ii) Notwithstanding anything to the contrary contained in this Section 9.2(c), ICF shall have the sole right to control and make all decisions regarding interests in any Tax audit or administrative or court proceeding relating to Taxes, including selection of counsel and selection of a forum for such contest, provided, however, that in the event such audit or proceeding relates to Taxes for which the Shareholder and/or the Founders are responsible and have agreed to indemnify ICF, (A) ICF, Caliber, the Shareholder, and the Founders shall cooperate in the conduct of any audit or proceeding relating to such period, (B) the Shareholder, and the Founders acting through the Shareholder’s Representative, shall have the right (but not the obligation) to materially participate in such audit or proceeding at the Shareholder’s and/or the Founders’ expense, (C) ICF shall not enter into any agreement with the relevant taxing authority pertaining to such Taxes without the written consent of the Shareholder’s Representative, which consent shall not unreasonably be withheld, and (D) ICF may, without the written consent of the Shareholder or the Founders, enter into such an agreement provided that ICF shall have agreed in writing to accept responsibility and liability for the payment of such Taxes and to forego any indemnification under this Agreement with respect to such Taxes.

(iii) The parties will keep each other informed as to matters related to any audit or judicial or administrative proceedings involving Taxes for which indemnification may be sought hereunder, including, without limitation, any settlement negotiations. Refunds of Tax relating to periods ending prior to the Closing Date (or to that portion of a Straddle Period that is prior to Closing under the principles of Section 5.11(b)) shall be the property of the Shareholder, but only to the extent that such refunds are not attributable to (A) net operating loss or other carrybacks from periods ending after the Closing Date, or (B) refund claims that are initiated by ICF (provided that ICF gives the Shareholder’s Representative prior notice of such possible claim and the Shareholder and the Founders decline to pursue such refund at its or their own expense); provided, however, that ICF shall in no event have an obligation to file or cause to be filed a claim for refund with respect to any Taxes relating to any period. All other refunds of Tax are the property of ICF.

(iv) Any indemnity payment or payment of Tax by the Shareholder or the Founders or its or their Affiliates as a result of any audit or contest shall be reduced by the present value of the correlative amount, if any, by which any Tax of ICF or its Affiliates is or will be reduced for periods ending after the Closing Date as a result thereof. (computed at the highest effective marginal tax rates at which ICF is then paying Taxes and limited to the extent that the Tax Benefits can be utilized by ICF.

(v) The Indemnified Party shall cooperate fully in all respects with the Indemnifying Party in any defense, compromise or settlement, subject to this Section 9.2(c) including, without limitation, by making available all pertinent books, records and other information and personnel under its control to the Indemnifying Party.

(d) Procedure for Direct Claims.

(i) Any Direct Claim shall be asserted by written notice given by the Indemnified Party to the Indemnifying Party (each a “Direct Claim Notice”). The Indemnifying Party shall have a period of twenty (20) Business Days from the date of receipt (the “Direct Claim Notice Period”) within which to respond to a Direct Claim Notice. If the Indemnifying Party does not respond in writing within the Direct Claim Notice Period, then the Indemnifying Party shall be deemed to have accepted responsibility for the claimed indemnification and shall have no further right to contest the validity of that claim. If the Indemnifying Party does respond in writing within the Direct Claim Notice Period, and rejects the claim in whole or in part, the Indemnified Party shall be free to pursue all remedies under Section 11.11. To the extent that any ICF Indemnitees prevail in a Direct Claim (or the Shareholder’s Representative concedes (on behalf of the Shareholder and/or the Founders), or otherwise does not timely respond to a Direct Claim Notice made by ICF) then the Direct Claim shall be satisfied from the General Indemnity Escrow (and the Escrow Agent shall pay to ICF from the General Indemnity Escrow the amount of the Direct Claim) with no further action required by the Shareholder, the Shareholder’s Representative, or the Founders. In the event that a Direct Claim is in excess of the General Indemnity Escrow, the Founders (but not the Shareholder) shall be and remain jointly and severally liable for any or all of such excess, subject to the limitations of this Article IX, including, without limitation, Sections 9.2(e) and 9.2(f).

(ii) Costs Related to Direct Claims. Notwithstanding anything in this Section 9.2 to the contrary, except as otherwise may be ordered by a court of competent jurisdiction, the Shareholder Indemnitees and ICF Indemnitees shall each bear their own costs, including counsel fees and expenses, incurred in connection with Direct Claims against ICF and the Shareholder and the Founders, respectively, hereunder that are not based upon claims asserted by third parties.

(e) Calculation of Amount of Claims and Losses. The amount of any claims or losses subject to indemnification under Section 9.2(b) shall be calculated net of any amounts recovered by ICF or its Affiliates (including Caliber after the Closing) under applicable insurance policies held by ICF or its Affiliates, and ICF agrees to make or cause to be made all reasonable claims for insurance under such policies that may be applicable to the matter giving rise to the indemnification claim hereunder. The amount of any claims or losses subject to indemnification under Section 9.2(b) shall be calculated net of the present value of any Tax benefits to ICF or its Affiliates (including Caliber and the Acquired Subsidiaries after the Closing) resulting from the matter giving rise to the indemnification claim hereunder (computed at the highest effective marginal tax rates at which ICF is then paying Taxes and limited to the extent that the Tax Benefits can be utilized by ICF).

(f) Limitations on Rights of ICF Indemnitees.

(i) Rights of ICF Indemnitees to indemnification by the Shareholder and the Founders under Section 9.2(b)(i)(A) shall be subject to the limitations that ICF Indemnitees shall not be entitled to indemnification with respect to a claim or claims made thereunder unless the aggregate amount of all such claims exceeds $150,000, in which event the indemnity provided for in Section 9.2(b)(i)(A) shall be effective with respect to the total amount of such damages in excess of the first $150,000. Notwithstanding the foregoing, the $150,000 limitation shall not apply to an indemnification claim made under (A) Section 9.2(b)(i)(A) based on the breach of the representations or warranties in Section 3.11 (Title to Shares) or (B) Section 3.29 (Taxes).

(ii) Notwithstanding anything to the contrary contained in this Agreement, the Shareholder’s maximum liability to ICF Indemnitees under this Section 9.2 shall be limited exclusively to and shall not exceed the General Indemnity Escrow, and ICF Indemnitees’ sole recourse against the Shareholder shall be the General Indemnity Escrow.

(iii) Except as otherwise provided in this Section 9.2(f)(iii), the Founders’ aggregate maximum liability to ICF Indemnitees under this Section 9.2 shall be limited exclusively to and shall not exceed the General Indemnity Escrow, and ICF Indemnitees’ recourse against the Founders shall be limited to the General Indemnity Escrow. Notwithstanding the foregoing, the Founders shall be jointly and severally liable to the ICF Indemnitees’ for claims (A) made under Section 9.2(b)(i)(A) based on the breach of the representations and warranties in Section 3.11 (Title to Shares), Section 3.28 (ERISA) and Section 3.29 (Taxes); (B) made under clauses (B), (C) or (D) of Section 9.2(b)(i); and (C) based on fraud, intentional misrepresentation or criminal acts on the part of the Shareholder, Caliber, the Acquired Subsidiaries and their respective officers, directors, agents, representatives and trustees.

(g) Limitations on Rights of Shareholder Indemnitees. Rights of Shareholder Indemnitees to indemnification by ICF under Section 9.2(a)(i)(A) shall be subject to the limitation that Shareholder Indemnitees shall not be entitled to indemnification with respect to a claim or claims made thereunder unless the aggregate of damages with respect to all such claims exceeds $50,000, in which event the indemnity provided for in Section 9.2(a)(i)(A) shall be effective with respect to the amount of such damages which exceeds $50,000; provided however that ICF’s maximum liability to the Shareholder Indemnitees under Section 9.2(a)(i)(A) shall not exceed $1,500,000. The aforementioned limitations in this paragraph shall not apply to the indemnification liabilities of ICF with respect to claims based on fraud, intentional misrepresentations, or criminal acts on the part of ICF

(h) Limitation on Rights of Shareholder and Founders. Notwithstanding anything to the contrary, the Shareholder and the Founders each acknowledge and agree that they shall have no right to make a claim against Caliber or any Acquired Subsidiaries pursuant to any indemnity provision or agreement or otherwise in respect of Claims of ICF Indemnitees pursuant to Section 9.2(b).

(i) Limitations on Remedies. No party hereto shall be liable to the other for indirect, special, incidental, consequential or punitive damages claimed by such other party resulting from such first party’s breach of its obligations, agreements, representations or warranties hereunder, provided that nothing hereunder shall preclude any recovery by an Indemnitee against an Indemnitor for third party claims.

9.3 Escrow Account; Withholding of Earn Out and Re-Award Escrows.

Pursuant to Section 2 and the General Indemnity Escrow Agreement, at the Closing, ICF shall deliver to the Escrow Agent the General Indemnity Escrow Deposit and the Escrow Agent shall set up an escrow account pursuant to the terms of the General Indemnity Escrow Agreement to secure the Shareholder’s indemnification obligations under this Article IX. Within thirty (30) days following the expiration of the Survival Date, the Escrow Agent will cause any amounts remaining in the General Indemnity Escrow (less any amount which has been or shall be offset or is subject to a pending dispute and interest thereon) to be delivered to the Shareholder.

9.4 Effect of Investigation.

The right to indemnification or other remedies based on any representation, warranty, covenant or obligation of the Shareholder, Caliber or the Founders contained in or made pursuant to this Agreement or the Transaction Documents shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date occurs, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition to the obligation of ICF to consummate the Contemplated Transactions, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification or other remedies based on such representation, warranty, covenant or obligation.

ARTICLE X

Termination

10.1 Termination.

This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a) at any time, by mutual written agreement of the Shareholder and ICF;

(b) at any time after October 3, 2005 by either the Shareholder or ICF upon five business days’ prior written notice to the other party, if the Closing shall not have occurred for any reason other than a breach of this Agreement by the terminating party;

(c) by ICF, if there has been a material violation or breach by the Shareholder of any agreement, representation or warranty contained in the Agreement, that has rendered the satisfaction of any condition to the obligations of ICF impossible and such violation or breach has not been waived by ICF;

(d) by the Shareholder, if there has been a material violation or breach by ICF of any agreement, representation or warranty contained in the Agreement, that has rendered the satisfaction of any condition to the obligations of the Shareholder impossible and such violation or breach has not been waived by the Shareholder;

(e) by either ICF or the Shareholder if a court of competent jurisdiction shall have issued an order permanently restraining or prohibiting the transactions contemplated by the Agreement, and such order shall have become final and nonappealable;

(f) by ICF, at any time prior to Closing Date, if ICF is not reasonably satisfied in good faith with the results of its discussions with the top eight (8) customers of Caliber and the Acquired Subsidiaries; or

(g) by the Shareholder, at any time prior to the Closing Date, if the Shareholder is unable to satisfy Section 7.14 (Fairness Opinion) upon its good faith best efforts.

10.2 Procedure and Effect of Termination.

In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby, written notice thereof shall be given by a terminating party to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by the Shareholder or ICF. If this Agreement is terminated pursuant to Section 10.1:

(a) ICF shall upon written request from the Shareholder return all documents, work papers and other materials (and all copies thereof) obtained from the Shareholder or Caliber relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same, and all confidential information received by ICF with respect to Caliber shall be treated in accordance with Section 5.2 and the Confidentiality Agreement referred to in such Section;

(b) At the option of the Shareholder, all filings, applications and other submissions made pursuant to Sections 5.3 and 5.4 shall, to the extent practicable, be withdrawn from the agency or other Person to which made;

(c) The obligations provided for in this Section 10.2, Sections 5.2 and 5.7, and in the Confidentiality Agreement shall survive any such termination of this Agreement; and

(d) Notwithstanding anything in this Agreement to the contrary, the termination of this Agreement shall not relieve any party from liability for willful breach of this Agreement.

ARTICLE XI

Miscellaneous

11.1 Further Assurances.

At any time and from time to time after the Closing Date, the Shareholder, the Shareholder’s Representative, Caliber, any or all of the Acquired Subsidiaries, and/or the Founders will, upon the request of ICF, and ICF will, upon the request of the Shareholder or the Shareholder’s Representative perform, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required by any of them, to effect or evidence the Contemplated Transactions.

11.2 Notices.

All necessary notices, demands and requests required or permitted to be given hereunder shall be in writing and addressed as follows:

If to
Shareholder:	William Morrill, Trustee
Caliber Associates, Inc. Employee
Stock Ownership Trust
36 Dispatch Drive
Washington Crossing, Pennsylvania 18977
Fax: (215) 321-8691

With a copy to:	Luis Granados
McDermott, Will and Emery, LLP
600 13th Street NW
Washington, D.C. 20005-3096
Fax: (202) 756-8087

If to Shareholder’s
Representative	Gerald Croan
5144 Pleasant Forest Drive
Centreville, Virginia 20120
Fax: (703) 631-4182

If to Founders	Gerald Croan
5144 Pleasant Forest Drive
Centreville, Virginia 20120
Fax: (703) 631-4182

and	Sharon Bishop
11655 Mediterranean Court
Reston, Virginia 20190
Fax: None

With a copy to:	Jeffrey R. Houle
Greenberg Traurig, LLP
1750 Tysons Boulevard
McLean, Virginia 22102
Fax: (703) 714-8336

If to ICF:	ICF Consulting Group, Inc.
9300 Lee Highway
Fairfax, Virginia 22031
Attn: President
Fax: (703) 934-3675

With copies to:	ICF Consulting Group, Inc.
9300 Lee Highway
Fairfax, Virginia 22031
Attn: Chief Financial Officer
Fax: (703) 934-3045

and

James J. Maiwurm
Squire, Sanders & Dempsey L.L.P.
8000 Towers Crescent Drive, Suite 1400
Tysons Corner, VA 22182-2700
Fax: (703) 720-7801

Notices shall be delivered by a recognized courier service or by facsimile transmission and shall be effective upon receipt, provided that notices shall be presumed to have been received:

(a) if given by courier service, on the second Business Day following delivery of the notice to a recognized courier service before the deadline for delivery on or before the second Business Day following delivery to such service, delivery costs prepaid, addressed as aforesaid; and

(b) if given by facsimile transmission, on the next Business Day, provided that the facsimile transmission is confirmed by answer back, written evidence of electronic confirmation of delivery, or oral or written acknowledgment of receipt thereof by the addressee.

From time to time, either party may designate a new address or facsimile number for the purpose of notice hereunder by notice to the other party in accordance with the provisions of this Section 11.2.

11.3 Governing Law.

This Agreement shall in all respects be governed by, and construed in accordance with, the laws (excluding conflict of laws rules and principles) of the Commonwealth of Virginia applicable to agreements made and to be performed entirely within the Commonwealth of Virginia, including all matters of construction, validity and performance.

11.4 Entire Agreement.

This Agreement, together with the Exhibits and Schedules hereto and the other Transaction Documents, constitutes the entire agreement of the parties relating to the subject matter hereof and supersedes all prior contracts or agreements, whether oral or written. There are no representations, agreements, arrangements or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed in this Agreement.

11.5 Severability.

Should any provision of this Agreement or the application thereof to any person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law; (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other persons or circumstances or (ii) in any other jurisdiction; and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

11.6 Amendment.

Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, or modification shall be sought.

11.7 Effect of Waiver or Consent.

No waiver or consent, express or implied, by any person to or of any breach or default by any party in the performance by such party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. Failure on the part of a party to complain of any act of any party or to declare any party in default, irrespective of how long such failure continues, shall not constitute a waiver by such person of its rights hereunder until the applicable statute of limitation period has run.

11.8 Rights and Remedies Cumulative.

Indemnification under Article IX shall constitute the sole remedy for Losses identifiable pursuant to Sections 9.2(a)(i) or 9.2(b)(i), except with respect to fraud or intentional misconduct by a party and except where other remedies are expressly provided herein, in which case such other remedies and indemnification under Article IX shall be cumulative, and the use of any one such right or remedy by any party shall not preclude or waive the right to use any or all other such remedies.

11.9 Parties in Interest; Limitation on Rights of Others.

The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any person (other than the parties hereto and their respective legal representatives, successors and assigns and as expressly provided herein, and to the extent provided in Article IX, the Indemnified Parties) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise.

11.10 Assignability.

This Agreement shall not be assigned by any party hereto without the prior written consent of the other party hereto, provided, however, that the prior written consent of the Shareholder’s Representative shall not be required with respect to (a) any assignment by ICF of its rights and obligations under this Agreement to an Affiliate of ICF so long as such assignment does not relieve ICF of its obligations hereunder; or (b) any collateral assignment of ICF’s rights and remedies under this Agreement to any lender under credit and collateral agreements, as such agreements may be amended, modified or replaced from time to time, so long as such lender does not have the right to exercise any of ICF’s rights and remedies under this Agreement in the absence a default by ICF under the applicable credit and collateral documents. The Shareholder and the Founder hereby agree to execute and deliver (and authorize the Shareholder’s Representative to execute and deliver) such documents, instruments and agreements as such lender may reasonably require to confirm, reaffirm or perfect such collateral assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.11 Dispute Resolution and Arbitration.

In the event that any dispute arises among the parties pertaining to the subject matter of this Agreement, and the parties, through the senior management of ICF and the Shareholder’s Representative, are unable to resolve such dispute within a reasonable time through negotiations and mediation efforts, such dispute shall be resolved as set forth in this Section 11.11.

(a) The procedures of this Section 11.11 may be initiated by a written notice (“Dispute Notice”) given by one party (“Claimant”) to the other, but not before thirty (30) days have passed during which the parties have been unable to reach a resolution as described (unless any party would be materially prejudiced by such delay). The Dispute Notice shall be accompanied by (i) a statement of the Claimant describing the dispute in reasonable detail and (ii) documentation, if any, supporting the Claimant’s position on the dispute. Within twenty (20) days after the other party’s (“Respondent”) receipt of the Dispute Notice and accompanying materials, the parties shall submit the dispute to mediation in the Washington, D.C. area under the rules of the American Arbitration Association. All negotiations and mediation procedures pursuant to this paragraph (a) shall be confidential and treated as compromise and settlement negotiations and shall not be admissible in any arbitration or other proceeding.

(b) If the dispute is not resolved as provided in paragraph (a) within sixty (60) days after the Respondent’s receipt of the Dispute Notice, the dispute shall be resolved by binding arbitration. Within the sixty-day period referred to in the immediately preceding sentence, the parties shall agree on a single arbitrator to resolve the dispute. If the parties fail to agree on the designation of an arbitrator within said sixty-day period, the American Arbitration Association in the Washington, D.C. area shall be requested to designate the single arbitrator. If the arbitrator becomes disabled, resigns or is otherwise unable to discharge the arbitrator’s duties, the arbitrator’s successor shall be appointed in the same manner as the arbitrator was appointed.

(c) Except as otherwise provided in this Section 11.11, the arbitration shall be conducted in accordance with the Commercial Rules of the American Arbitration Association, which shall be governed by the United States Arbitration Act.

(d) Any resolution reached through mediation and any award arising out of arbitration (i) shall be binding and conclusive upon the parties; (ii) shall be limited to a holding for or against a party, and affording such monetary remedy as is deemed equitable, just and within the scope of this Agreement; (iii) may not include special, incidental, consequential or punitive damages; (iv) may in appropriate circumstances include injunctive relief; and (v) may be entered in court in accordance with the United States Arbitration Act.

(e) Arbitration shall not be deemed a waiver of any right of termination under this Agreement, and the arbitrator is not empowered to act or make any award other than based solely on the rights and obligations of the parties prior to termination in accordance with this Agreement.

(f) The arbitrator may not limit, expand, or otherwise modify the terms of this Agreement.

(g) The laws of the Commonwealth of Virginia shall apply to any mediation, arbitration, or litigation arising under this Agreement.

(h) Each party shall bear its own expenses incurred in any mediation, arbitration or litigation, but any expenses related to the compensation and the costs of any mediator or arbitrator shall be borne equally by the parties to the dispute.

(i) A request by a party to a court for interim measures necessary to preserve a party’s rights and remedies for resolution pursuant to this Section 11.11 shall not be deemed a waiver of the obligation to mediate or of the agreement to arbitrate.

(j) The parties, their representatives, other participants and the mediator or arbitrator shall hold the existence, content and result of mediation or arbitration in confidence.

11.12 Jurisdiction; Court Proceedings; Waiver of Jury Trial.

Subject to the provisions of Section 11.11, any suit, action or proceeding against any party to this Agreement arising out of or relating to this Agreement shall be brought in any Federal or state court located in the Commonwealth of Virginia and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. A final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such suit, action or proceeding in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. Each party irrevocably agrees not to assert (a) any objection that it may ever have to the laying of venue of any such suit, action or proceeding in any Federal or state court located in the Commonwealth of Virginia and (b) any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party waives any right to a trial by jury, to the extent lawful.

11.13 No Other Duties.

The only duties and obligations of the parties are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, law or equity, or under any principle of fiduciary obligation.

11.14 Reliance on Counsel and Other Advisors.

Each party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

11.15 Counterparts.

This Agreement may be executed in several counterparts, all of which taken together shall be deemed one and constitute a single instrument. Any manual signature upon this Agreement that is faxed, scanned or photocopied shall for all purposes have the same validity, effect and admissibility in evidence as an original signature and the parties hereby waive any objection to the contrary.

11.16 Action Taken as Trustee.

This Agreement is executed by William Morrill solely in his capacity as trustee of the Caliber ESOP Trust, a party to this Agreement. William Morrill and his successors as trustee of the Caliber ESOP Trust do not undertake and shall not have any personal or individual liability or obligation of any nature whatsoever by virtue of the execution and delivery hereof.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

ICF CONSULTING GROUP, INC.,
a Delaware corporation

By:	/s/ ALAN STEWART
Name:	Alan Stewart
Title:	Chief Financial Officer

CALIBER ASSOCIATES, INC. EMPLOYEE
STOCK OWNERSHIP TRUST

By:	/s/ WILLIAM MORRILL
Name:	William Morrill
Title:	Trustee

CALIBER ASSOCIATES, INC., a Virginia corporation

By:	/s/ GERALD CROAN
Name:	Gerald Croan
Title:	President

FOUNDERS:

/s/ GERALD CROAN
Gerald Croan

/s/ SHARON BISHOP
Sharon Bishop